Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DUN & BRADSTREET, INC.,

BRAD ACQUISITION CORP.,

CREDIBILITY CORP.,

GREAT HILL EQUITY PARTNERS IV, L.P.,

GREAT HILL INVESTORS, LLC,

GREAT HILL EQUITY PARTNERS IV, L.P.
as the Securityholder Representative,

and
CARBON INVESTMENTS, LLC,
as the Company Common Securityholder Representative solely in respect of matters related to the Earn-Out Agreement

Dated as of April 27, 2015

i

Index of Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Earn-Out Agreement
Exhibit C	List of Key Employees
Exhibit D	Merger Consideration Related
Exhibit E	Form of Joinder Agreement
Exhibit F	Net Working Capital
Exhibit G	Surviving Corporation Charter
Exhibit H	Surviving Corporation By-Laws
Exhibit I	Form of Letter of Transmittal

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 27, 2015 by and among (i) Dun & Bradstreet, Inc., a Delaware corporation (“Parent”), (ii) Brad Acquisition Corp., a Delaware corporation and a wholly‑owned Subsidiary of Parent (“Merger Sub”), (iii) Credibility Corp., a Delaware corporation (the “Company”), (iv) Great Hill Equity Partners IV, L.P., a Delaware limited partnership (“GHP”), (v) Great Hill Investors, LLC (“GHI”), a Delaware limited liability company, (vi) GHP, as the representative of the Company Securityholders (the “Securityholder Representative”) and (vii) Carbon Investments, LLC, a California limited liability company, as the representative of the Company Common Securityholders solely in respect of matters related to the Earn-Out Agreement (the “Company Common Securityholder Representative”).
RECITALS
WHEREAS, the Board of Directors of Parent has unanimously (i) determined that it is advisable and in the best interests of Parent and its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein and (ii) adopted this Agreement and approved (A) the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) and (B) the other transactions contemplated by this Agreement (such transactions, together with the Merger, the “Transactions”);
WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is advisable and in the best interests of Merger Sub for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein and (ii) approved this Agreement and the Transactions;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement to the stockholders of the Company for adoption, and (iv) recommended to the stockholders of the Company that they adopt this Agreement;
WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, immediately following the execution of this Agreement, the Company shall obtain the irrevocable adoption of this Agreement under the Delaware General Corporation Law (the “DGCL”) and the Company’s Certificate of Incorporation pursuant to an action by written consent in lieu of a meeting of stockholders (the “Stockholder Written Consent”) duly executed by the Company Stockholders who together hold (i) a majority of the outstanding shares of Company Stock (including outstanding shares of Company Preferred Stock on an as‑converted to Company Common Stock basis) as a single class and (ii) a majority of the outstanding shares of Company Preferred Stock (clauses (i) and (ii) together being the “Company Stockholder Approvals”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Securityholder Representative and the Escrow Agent are entering into an Escrow and Paying Agency Agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit A;
WHEREAS, upon execution and delivery of this Agreement each of GHP and GHI shall appoint, authorize and empower the Securityholder Representative and the Company Common Securityholder Representative to act on its behalf on the terms and conditions hereinafter set forth and, upon execution of a Joinder (as defined below) to this Agreement, each of the Other Company Securityholders shall appoint, authorize and empower the Securityholder Representative and the Company Common Securityholder Representative to act on his, her or its behalf on the terms and conditions hereinafter set forth;
WHEREAS, as a condition and inducement to the Company and the Sellers entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company Common Securityholders are entering into an Earn‑Out Agreement (by joinder or directly) in the form attached hereto as Exhibit B (the “Earn‑Out Agreement”);
WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent is entering into offer letters (the “Offer Letters”) with the key employees of the Company set forth on Exhibit C (the “Key Employees”), which Offer Letters shall be effective as of the Closing; and
WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent is entering into non-competition agreements (the “Non-Competition Agreements”) with the Key Employees, which Non-Competition Agreements shall be effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms.

(a)     For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition Expenses” shall mean, to the extent not paid by the Company prior to Closing: (a) any fees and expenses incurred by the Company or its Subsidiaries, whether on its own behalf or on the behalf of the Company Securityholders, in connection with (i) the negotiation, execution and delivery of this Agreement and the other Transaction Documents and (ii) the consummation of the Transactions (including all legal, accounting and investment banking fees and expenses, whether payable in connection with the Closing, an Earn‑Out

Payment or otherwise); (b) any payments payable by the Company or its Subsidiaries to any director, officer or employee of, or consultant or independent contractor to, the Company or its Subsidiaries in connection with the Transactions, including any transaction, sale, change‑of‑control or “stay‑put” bonuses whether payable in connection with the Closing, an Earn‑Out Payment or otherwise); (c) any financing termination fees or other amounts payable by the Company or its Subsidiaries to the lenders under the Credit Agreement or any other Contract evidencing Indebtedness in connection with the Transactions; (d) any fees and expenses incurred by the Company or its Subsidiaries, whether on its own behalf or on the behalf of the Company Securityholders, in connection with the Class Action Litigation and the DBCC Lawsuit (including all legal fees and expenses, whether billed or unbilled), in each case relating to services prior to the Effective Time; and (e) one-half of the fees payable to the Escrow Agent pursuant to the Escrow Agreement. For the avoidance of doubt, to the extent a liability is taken into account in the determination of Net Working Capital, such liability shall not be deemed to be an Acquisition Expense.
“Action” shall mean any action, litigation, claim, demand, dispute, complaint, suit, proceeding, audit, arbitration, mediation or investigation by or before any Governmental Authority.
“Adjustment” shall mean the amount calculated as follows: the sum of (a) the amount of Net Working Capital as set forth in the Final Statement minus the Target Net Working Capital Amount plus (b) the amount of Closing Date Indebtedness as set forth in the Closing Statement minus the amount of Closing Date Indebtedness as set forth in the Final Statement, plus (c) the amount of Acquisition Expenses as set forth in the Closing Statement minus the amount of Acquisition Expenses as set forth in the Final Statement.
“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Pro Rata Portion” shall mean, as of any date of calculation, in the case of each Company Securityholder, a fraction, expressed as a percentage, (a) the numerator of which is (i) the number of shares of Company Common Stock owned by such Company Securityholder immediately prior to the Effective Time, plus (ii) the number of shares of Company Common Stock issuable upon the conversion of all of the shares of Company Preferred Stock owned by such Company Securityholder immediately prior to the Effective Time pursuant to the Company Organizational Documents, plus (iii) the number of shares of Company Common Stock that are underlying Company Vested Options owned by such Company Securityholder immediately prior to the Effective Time (clauses (i), (ii) and (iii) together, expressed as a whole number), and (b) the denominator of which is the number of shares of Company Common Stock outstanding on a fully diluted basis as of immediately prior to the Effective Time (excluding any shares of Company Common Stock canceled pursuant to

Section 2.8(b) and any shares of Company Preferred Stock canceled pursuant to Section 2.9(b)) (expressed as a whole number).
“Anti‑Corruption Laws” shall mean any applicable Laws specifically relating to bribery or corruption.
“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of July 6, 2010, between Parent and COS Acquisition Co.
“Business” shall mean the business of providing credit monitoring, credit building and credibility solutions for small businesses in North America, in each case, to (a) help establish, grow and manage such businesses overall, as well as their credit profiles and credit scores and (b) help protect such businesses’ risk by tracking the credit and creditworthiness of the companies with which such businesses do business.
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law or executive Order to close.
“Class Action Litigation” shall have the meaning set forth on Section 1.1(b) of the Company Disclosure Letter.
“Closing Date” shall mean the earlier of: (a) the day that is two (2) Business Days after the satisfaction or written waiver of the conditions set forth in Article VII (other than those conditions which, by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or written waiver of such conditions) and (b) such other time and date as Parent and the Securityholder Representative may agree in writing.
“Closing Date Indebtedness” shall mean the Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing.
“Closing Merger Consideration” shall equal the Purchase Price, minus (a) the Closing Date Indebtedness, minus (b) the Acquisition Expenses, minus (c) the Securityholder Representative Fee, minus (d) the Company Common Securityholder Representative Fee, minus (e) the Escrow Amount, plus (f) the aggregate exercise price per share of all Company Vested Options.
“Closing Statement” shall mean the statement prepared by the Company (in accordance with the same accounting principles and methodologies used to prepare the Financial Statements) setting forth the Acquisition Expenses and the Closing Date Indebtedness.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations thereunder.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Company Common Securityholder Representative Fee” shall mean $250,000.

“Company Securityholders” shall mean the Company Stockholders and Company Vested Optionholders, in each case as of immediately prior to the Effective Time, taken together.
“Company Common Securityholders” shall mean the Company Common Stockholders and Company Vested Optionholders, in each case as of immediately prior to the Effective Time, taken together.
“Company Common Stock” shall mean the common stock of the Company, par value $0.001 per share.
“Company Common Stockholders” shall mean the holders of Company Common Stock, as of immediately prior to the Effective Time, taken together.
“Company Common Stock Per Share Closing Consideration” means that portion of the Closing Merger Consideration payable for each share of Company Common Stock, as calculated pursuant to Exhibit D.
“Company Common Stock Per Share Escrow Consideration” means that portion of the Escrow Amount required to be distributed to the Company Common Stockholders pursuant to Section 2.14 and the Escrow Agreement, if any, and payable for each share of Company Common Stock, as calculated pursuant to Exhibit D.
“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.18.
“Company Funding Documents” shall mean, collectively, (a) the Stockholders Agreement, dated as of July 30, 2010, by and among the Company (formerly known as Credibility Solutions Corp.), the persons identified on Schedule A thereto as the “Investors”, the individuals identified on Schedule A thereto as “Management Holders”, and any other stockholder or option holder who from time to time becomes party to the Stockholders Agreement by execution of a joinder agreement; (b) the Registration Rights Agreement, dated as of July 30, 2010, by and among the Company and the persons identified on the signature pages thereto; and (c) the Recapitalization Agreement, dated as of August 2, 2010, by and among the Company and the stockholders of the Company listed on Schedule I attached thereto.
“Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.
“Company IP Agreements” shall mean all (a) licenses of Intellectual Property by the Company or any Company Subsidiary to any Person, (b) licenses of Intellectual Property by any Person to the Company or any Company Subsidiary, (c) Contracts between any Person and the Company or any Company Subsidiary relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Company Plan” shall mean any pension, profit‑sharing, savings, retirement, severance, termination, incentive compensation, deferred compensation, bonus, equity‑based compensation, change‑in‑control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life insurance, “cafeteria” or “flexible” benefit under Section 125 of the Code, employee loan, educational assistance or material fringe benefit plan, program, policy, practice, agreement or arrangement, including each “employee benefit plan” within the meaning of ERISA, but excluding “multiemployer plans” (within the meaning of Section 3(37) of ERISA), in any case (a) under which any current or former director, officer or employee of the Company or its Subsidiaries has any present or future right to benefits and that is maintained, sponsored or contributed to by the Company or its Subsidiaries or (b) with respect to which the Company or its Subsidiaries has any material liability.
“Company Preferred Stock” shall mean the convertible participating preferred stock of the Company, par value $0.001 per share.
“Company Preferred Stockholders” shall mean the holders of Company Preferred Stock, as of immediately prior to the Effective Time, taken together.
“Company Preferred Stock Per Share Closing Consideration” means that portion of the Closing Merger Consideration payable for each share of Company Preferred Stock, as calculated pursuant to Exhibit D.
“Company Preferred Stock Per Share Escrow Consideration” means that portion of the Escrow Amount required to be distributed to the Company Preferred Stockholders pursuant to Section 2.14 and the Escrow Agreement, if any, and payable for each share of Company Preferred Stock, as calculated pursuant to Exhibit D.
“Company Products” shall mean all service offerings or products (including IT Assets) made commercially available or otherwise distributed by the Company or any of its Subsidiaries.
“Company Securities” shall mean the Company Preferred Stock, Company Common Stock and the Company Options, taken together.
“Company Software” shall mean all Owned Software and all other Software that is used or held for use in the operation of the Business, including all (a) Software used in the Company’s or any Company Subsidiary’s provision of Company Products to customers and/or end users, including any Software incorporated into, or integrated or bundled with, any of the Company Products, (b) Software intended for license to customers and/or end users, and (c) Software, libraries, modules and other materials used by the Company or any of its Subsidiaries in the development, design, construction or testing of any of the Software described in clause (a) or (b) above.
“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock, taken together.

“Company Stockholders” shall mean the Company Common Stockholders and the Company Preferred Stockholders, in each case as of immediately prior to the Effective Time, taken together.
“Company Vested Optionholders” shall mean the holders of Company Vested Options, as of immediately prior to the Effective Time, taken together.
“Company Vested Option Per Share Escrow Consideration” means that portion of the Escrow Amount required to be distributed to the holders of each Company Vested Option pursuant to Section 2.14 and the Escrow Agreement, if any, and payable for each Company Vested Option, as calculated pursuant to Exhibit D.
“Competing Transaction” means any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to lead to: (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of the Company or any of its Subsidiaries; or (e) any combination of the foregoing.
“Competing Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to, or which may reasonably be expected to lead to or otherwise further, any Competing Transaction.
“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of October 1, 2014, between the Company and Parent.
“Contract” shall mean any written or oral contract, agreement, indenture, note, bond, lease, sublease, mortgage, license, sublicense, undertaking or other binding obligation.
“Credit Agreement” shall mean the Credit Agreement, dated as of October 23, 2012 among DBCC, as borrower, the Company, as guarantor, and Bank of America, N.A.
“CSA Agreements” shall mean (a) the Commercial Services Agreement, dated as of July 30, 2010, between Parent and DBCC, (b) that certain Data Addendum to the Commercial Services Agreement, dated as of July 31, 2012, (c) the Asset Purchase Agreement, (d) that certain Bill of Sale and Assumption Agreement, dated as of July 30, 2010, between Parent and DBCC, (e) that certain Transition Services Agreement, dated as of July 30, 2010, by and between Parent and DBCC, and (vi) that certain Side Letter Agreement between COS Acquisition Co. and Parent, dated July 29, 2010, in each case, as amended.

“Damages” shall mean any damages, losses, liabilities, fines, fees, costs, claims, interest, awards, judgments, penalties and expenses, including reasonable legal fees, costs and expenses related thereto; provided, however, that in no event shall Damages include any exemplary or punitive damages, indirect damages (including consequential or special damages or loss of future profits), damages measured based on diminution in value or reputation, or any damages based on a multiple of profits, revenue or any other financial metric (except to the extent that any of the foregoing damages are awarded to a third party against any Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification pursuant to Section 8.1).
“DBCC” shall mean Dun & Bradstreet Credibility Corp., a Delaware corporation and a wholly‑owned Subsidiary of the Company.
“DBCC Lawsuit” shall mean Dun & Bradstreet Credibility Corp. v. Dun & Bradstreet Inc. and The Dun & Bradstreet Corporation (Supreme Court of New York County Index No. 650568/2014).
“Enforceability Exceptions” shall mean (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (b) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).
“Environmental Laws” shall mean any Laws relating to pollution or to the protection of the environment, or, as such relates to exposure to or the handling of Hazardous Substances, safety and health.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
“Escrow Amount” shall mean the General Escrow Indemnification Amount and the Litigation Escrow Indemnification Amount.
“Escrow Agent” shall mean U.S. Bank National Association, or such other bank or trust company designated by Parent that is reasonably acceptable to the Company.
“Escrow Funds” shall mean, at any time, the portion of the Escrow Amount then remaining in the Escrow Account.
“Escrowed Proceeds” shall mean the (a) General Escrow Indemnification Amount Proceeds and (b) Litigation Escrow Indemnification Amount Proceeds.
“Excluded Taxes” shall mean (a) all Taxes of the Company and its Subsidiaries for any Pre‑Closing Taxable Period and any portion of a Straddle Period ending on the Closing Date as determined in accordance with Section 9.1(b); (b) all Taxes of any Person (other than the Company or any Subsidiary) for which the Company or its Subsidiaries may be liable by reason of being a member of a consolidated, combined, unitary, affiliated or similar group or otherwise being included in a Tax Return that includes such Person prior to the Closing, by reason of entering into a Tax sharing, Tax indemnity or similar agreement with such Person prior to the Closing or by reason of transferee or successor liability or otherwise by operation of law arising in respect of a transaction or event occurring prior to the Closing; (c) any conveyance Taxes for which the Company Securityholders are responsible pursuant to Section 9.6; and (d) any reasonable out of pocket costs and expenses actually incurred in connection with the items in clause (a) through (c) above; provided, however, that Excluded Taxes shall not include any state or local sales or use Taxes.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Final Statement” shall mean the final, binding and conclusive Statement, determined pursuant to Section 2.16(b)(ii).
“GAAP” shall mean United States generally accepted accounting principles.
“General Escrow Indemnification Amount” shall have the meaning set forth on Section 1.1(b) of the Company Disclosure Letter.
“General Escrow Indemnification Amount Proceeds” shall have the meaning set forth on Section 1.1(b) of the Company Disclosure Letter.
“Governmental Authority” shall mean: (a) any federal, state, provincial, local, foreign or international government authority or regulatory authority; (b) any governmental commission, department, board, bureau, agency or instrumentality; (c) any court, tribunal, arbitrator or arbitral body (public or private); or (d) any political subdivision of any of the foregoing.
“Hazardous Substance” shall mean any substance, waste, liquid or gaseous or solid matter which is, or is deemed to be, radioactive, hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, including any petroleum or petroleum byproduct, asbestos or toxic mold in each case regulated by, or with respect to which liability can be imposed pursuant to any Environmental Laws.
“HSR Act” shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” shall mean, with respect to the Company or its Subsidiaries, without duplication: (a) any indebtedness for borrowed money, whether current, short‑term or long‑term, secured or unsecured, including the principal, interest and fees owing under the Credit Agreement; (b) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) any obligations under conditional sale, title retention or similar agreements or agreements creating an obligation with respect to the deferred purchase price of property, securities or other assets (including “earn‑out” payments other than the Earn‑Out Payments); (d) any capital lease obligations; (e) any obligations in respect of interest rate and currency swaps, collars, caps, hedges or similar arrangements; (f) any accrued interest, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date; and (g) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or its Subsidiaries; provided, however, that “Indebtedness” shall not include: (i) any intercompany Indebtedness owing by the Company to its Subsidiaries or to the Company by its Subsidiaries, or (ii) any leases (other than capital leases).
“Indemnified Party” shall mean the Parent Indemnified Parties and the Seller Indemnified Parties.
“Indemnifying Party” shall mean the Seller Indemnifying Parties pursuant to Section 8.1 and Parent pursuant to Section 8.2.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security of Personal Information (including any Laws of jurisdictions where the Personal Information was collected), and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder, including, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN‑SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm‑Leach‑Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC (and the Laws of nations implementing that Directive) and Canada’s Personal Information Protection and Electronic Documents Act, Canada’s Anti-Spam Legislation (CASL), Canadian provincial and territorial legislation, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data‑ or web‑scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e‑mail marketing).
“Intellectual Property” shall mean, in any and all jurisdictions worldwide, all (a) patents and patent applications, including divisions, continuations and continuations‑in‑part, and any renewals, extensions, reexaminations and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, trade dress, trade names, Internet domain names, taglines, brand names, logos and corporate names, all applications and registrations for the foregoing, as well as all goodwill associated therewith and symbolized thereby, including all renewals of the same; (c) works of authorship, mask works and copyrights (including copyrights in computer software) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and any moral rights, design rights and database rights therein and thereto; and (d) trade secrets under applicable Law, including confidential and proprietary information, know‑how, research and development, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, schematics, business methods, drawings, prototypes, models, customer lists and suppliers lists (“Trade Secrets”), (e) rights of privacy and publicity and (f) any and all other intellectual property rights recognized by applicable Law.
“IRS” shall mean the United States Internal Revenue Service.

“Joinder” shall mean a joinder to this Agreement substantially in the form attached hereto as Exhibit E.
“Knowledge of the Company” shall mean the actual knowledge of the Key Employees and the knowledge any such Key Employee would reasonably be expected to have obtained in the course of carrying out the responsibilities and duties inherent in his or her position with the Company or its Subsidiaries of a particular fact or other matter.
“Laws” shall mean any law, statute, ordinance, code, regulation, rule, decree or other requirement issued or promulgated by any Governmental Authority, including common law.
“Leased Real Property” shall mean any Real Property (a) used by the Company or its Subsidiaries and (b) which is leased, subleased or licensed to the Company or its Subsidiaries.
“Licensed Intellectual Property” shall mean any Intellectual Property that the Company or its Subsidiaries is licensed to use pursuant to the Company IP Agreements.
“Liens” shall mean any lien, mortgage, deed of trust, hypothecation, pledge, security interest, easement, lease, adverse claim, license, charge, option, encumbrance, title defect or other similar restriction or limitation.
“Litigation Escrow Indemnification Amount” shall have the meaning set forth on Section 1.1(b) of the Company Disclosure Letter.
“Litigation Escrow Indemnification Amount Proceeds” shall have the meaning set forth on Section 1.1(b) of the Company Disclosure Letter.
“Material Adverse Effect” shall mean any event, change, development, or effect that has had or is reasonably likely to have, either individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, business, condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following (including any event, change, development or effect that arises out of or is related to any of the following) shall be deemed, either individually or in the aggregate, to constitute or be taken into account in determining whether there has been a Material Adverse Effect for purposes of the foregoing clause (a): (i) any general condition affecting the industries or markets in which the Company and its Subsidiaries conduct business; (ii) any event, change, development or effect affecting the financial, credit or securities markets in the United States, including changes in interest rates or foreign exchange rates; (iii) any occurrence, outbreak, escalation, threat or worsening of war, armed hostilities, acts of terrorism (including cyber terrorism or hacking), civil disturbance, rioting or acts of sabotage or any governmental or other response to any of the foregoing; (iv) any occurrence, outbreak, escalation, threat or worsening of any act of god, epidemic, fire, flood, earthquake, volcanic eruption, severe weather, or other national or international disaster, calamity, crisis or emergency or any governmental or other response to any of the foregoing; (v) any change (or proposed change) in GAAP; (vi) any action taken (or omitted to be taken) by the Company or its Subsidiaries to the extent required by this Agreement or at Parent’s written request; (vii) any event, change, development or effect resulting from the announcement or performance of, this Agreement or the Transactions; or (viii) any event, change, development or effect resulting from any changes in applicable Laws or interpretations thereof; except, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (viii) to the extent that the business of the Company and its Subsidiaries, taken as a whole, is materially and disproportionately adversely affected by such events, changes, developments, or effects relative to other participants operating in the industries in which the Company and its Subsidiaries operate.
“Merger Consideration” shall mean, collectively, (a) the Closing Merger Consideration, plus (b) if the Adjustment is a positive amount, the Adjustment, minus (c) if the Adjustment is a negative amount, the absolute value of the Adjustment, plus (d) to the extent paid to Company Securityholders pursuant to the terms and conditions of the Escrow Agreement, the Escrow Amount, plus (e) to the extent paid to Company Common Securityholders pursuant to the terms and conditions of Section 2.15 and the Earn‑Out Agreement, the Earn‑Out Payments.
“Net Working Capital” means, as of any date, the amount of (a) the items of current assets of the Company and its Subsidiaries set forth on Exhibit F minus (b) the items of current liabilities of the Company and its Subsidiaries, prepared in accordance with GAAP, and calculated on a basis consistent with the Company’s past practices. A sample calculation of Net Working Capital as of the anticipated Closing Date is set forth on Exhibit F. For the avoidance of doubt, Tax liabilities included in Net Working Capital shall include current accruals and payables for sales and use Taxes; provided that the jurisdictions for which such accruals and payables relate to shall be consistent with the Company’s past practices and no additional jurisdictions shall be added in connection with the preparation of the Final Statement or otherwise.
“NYSE” shall mean the New York Stock Exchange.
“Off‑the‑Shelf Software Licenses” shall mean licenses for Software that (a) is commercially available on a non‑exclusive basis on generally standard terms, (b) has not been modified or customized for the Company or any Company Subsidiary, and (c) is licensed to the Company or any Company Subsidiary for a one‑time or annual fee of $100,000 or less.
“Order” shall mean any order, decision, judgment, writ, injunction, directive, stipulation, consent, decree, award or other similar determination of any Governmental Authority.
“Other Company Securityholders” shall mean all Company Securityholders other than GHP and GHI.
“Owned Intellectual Property” shall mean any Intellectual Property that is owned by the Company or any Company Subsidiary.
“Owned Software” shall mean all Software owned by, or under obligation of assignment to, the Company or any Company Subsidiary.
“Permits” shall mean any permit, license, franchise, approval, clearance, variance, exemption, certification, order or authorization of any Governmental Authority.

“Permitted Liens” shall mean: (a) mechanics’, materialmens’, workmens’, repairmens’, warehousemens’, landlords’, carriers’ and other similar Liens (including Liens created by operation of Law) incurred in the ordinary course of business consistent with past practice; (b) easements, restrictive covenants, rights of way and other similar restrictions of record; (c) Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (d) Liens which would be disclosed on an accurate survey that, in each case, (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes; (e) rights of parties in possession under leases or subleases disclosed in Section 3.14(a) of the Company Disclosure Letter; (f) any Lien to which the fee or any other interest in the Leased Real Property is subject that has been previously disclosed to Parent; and (g) in the case of the Leased Real Property, the terms and conditions of the applicable Real Property Lease.
“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or Governmental Authority.
“Personal Information” means any information (a) the Processing and maintenance of which is regulated or governed by one or more Laws that apply to the Company, and (b) that relates to an identified or identifiable person or device, including (i) name, address, e‑mail address, telephone number, health information, social security number, driver’s license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual, (ii) any non-public personally identifiable financial information, such as financial account numbers or log‑in information, or (iii) Internet Protocol addresses or other persistent device identifiers.
“Pre‑Closing Taxable Period” shall mean any taxable period ending on or before the Closing Date.
“Privileged Communications” shall mean (i) all communications, in any form or format whatsoever, between or among any of DBCC Counsel, on the one hand, and the Company, the Company’s Subsidiary, or any of their respective present or former directors, officers, securityholders, employees or other representatives, on the other hand, which, in each case, are subject to an attorney-client privilege and (ii) any attorney-client work product prepared by DBCC Counsel in connection with its representation of the Company, the Company’s Subsidiaries, or any of their respective present or former directors, officers, securityholders, employees or other representatives.
“Process” or “Processing” shall mean any operation, or set of operations, which is performed upon Personal Information, whether or not by automatic means, including receipt, collection, recording, organization, storage, adaptation or alteration, retrieval, use, sharing, disclosure, transmission, transfer, retention, return or destruction.
“Pro Rata Indemnity Portion” shall mean, as of any date of calculation, (a) in the case of each Company Securityholder, a fraction, expressed as a percentage, (i) the numerator of which is the portion of the Merger Consideration which such Company Securityholder has received (or is entitled to receive) as of such date in connection with the Merger pursuant to this Agreement (expressed as a single dollar amount), and (ii) the denominator of which is the aggregate Merger Consideration that all Company Securityholders have received (or are entitled to receive) as of such date in connection with the Merger pursuant to this Agreement (expressed as a single dollar amount) and (b) in the case of the Company, 100%.
“Public Software” shall mean any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (a) require the licensing or distribution of source code to any other Person, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (c) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse‑engineer any Software, or (d) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards Source License (SISSL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
“Purchase Price” shall mean $320,000,000.
“Real Property” shall mean any lands, buildings, structures and other improvements, together with: (a) all fixtures attached or appurtenant to the foregoing and (b) all rights, easements, covenants, hereditaments and appurtenances that benefit or pertain to the foregoing.
“Real Property Leases” shall mean any leases, subleases or licenses (including any amendments, renewals, guarantees and any other agreements relating thereto) relating to Real Property under which the Company or its Subsidiaries is a tenant, subtenant, licensee or sublicensee.
“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives.
“Royalty Side Letter” means the letter from Parent to DBCC, dated as of the date hereof, regarding the CSA royalty payments.
“Sarbanes‑Oxley Act” shall mean the Sarbanes‑Oxley Act of 2002, as amended, and the rules and regulations thereunder.
“Securityholder Representative Fee” shall mean $1,000,000.
“Sellers” shall mean GHP, GHI and the Other Company Securityholders.

“Seller Indemnifying Parties” shall mean (a) with respect to all indemnification claims made by a Parent Indemnified Party from and after the Effective Time, the Company Securityholders and (b) with respect to all indemnification claims made by a Parent Indemnified Party prior to the Effective Time (i) for breaches of representations, warranties or covenants of the Company, the Company and (ii) for breaches of covenants of a specific Seller, such Seller.
“Senior Employees” shall mean the Key Employees and the other employees set forth on Section 1.1(a) of the Company Disclosure Letter.
“Software” shall mean all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) Internet and intranet websites, databases and compilations, and (c) development and design tools, library functions and compilers.
“Standstill Agreement” shall mean the Standstill and Mediation Agreement, effective as of February 20, 2014, between Goodwin Procter LLP (on behalf of DBCC) and Shearman & Sterling LLP (on behalf of Parent and The Dun & Bradstreet Corporation), as amended.
“Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date.
“Subsidiaries” shall mean, with respect to any Person, partnership, corporation, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For the avoidance of doubt, Biz Lend Inc., a Delaware corporation, shall not be considered a Subsidiary for purposes of this Agreement.
“Tax” shall mean any federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, escheat, abandoned property, unclaimed property and gains taxes, and (c) customs duties.
“Tax Returns” shall mean any reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Target Net Working Capital Amount” means negative $7,000,000.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Earn‑Out Agreement, the Offer Letters, the Non-Competition Agreements, the Royalty Side Letter, the Joinders, the Letters of Transmittal, the agreements entered into by the holders of Company Vested Options pursuant to Section 2.11(b) and the other ancillary agreements, documents and certificates pursuant to such agreements, including all waivers and amendments to such agreements, documents and certificate.
“Transaction Matters” shall have the meaning set forth in Section 11.10 of the Company Disclosure Letter.
“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.
“Virus” shall mean any virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other routine, contaminant or effect designed to disable, disrupt, erase, enable any Person to access without authorization, or otherwise adversely affect the functionality of any Software or other IT Asset.
(b)     Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section
Accounting Firm	Section 2.16(b)(ii)
Affiliate Contract	Section 3.20
Agreement	Preamble
Award Plan	Section 3.4(d)
Balance Sheet	Section 3.7(a)
Cap	Section 8.5(b)(i)
Certificate of Merger	Section 2.2(a)
Certificates	Section 2.13(b)
Claim Amount	Section 8.4
Claim Notice	Section 8.4
Closing	Section 2.2(a)
Company	Preamble
Company Approvals	Section 3.5(b)
Company Board	Recitals
Company Disclosure Letter	Article III
Company Indemnified Parties	Section 6.3(a)
Company Indemnified Party	Section 6.3(a)
Company Options	Section 3.4(d)
Company Organizational Documents	Section 3.1
Company Permits	Section 3.6(a)
Company Stockholder Approvals	Recitals
Company Vested Option	Section 2.11(a)(i)
DGCL	Recitals
Dissenting Shares	Section 2.12(a)
EAR	Section 3.24(a)

Term	Section
Earn-Out Agreement	Recitals
Earn-Out Payment	Section 2.15
Effective Time	Section 2.2
Embedded Software	Section 3.15(i)
Employees	Section 6.4(a)
Escrow Agreement	Recitals
Escrow Account	Section 2.14(a)
Evaluation Material	Section 3.29
Financial Statements	Section 3.7(a)
FIRPTA Certificate	Section 6.8
HSR Filing	Section 6.1(a)(ii)
ITAR	Section 3.24(a)
IT Assets	Section 3.15(h)
Key Employees	Recitals
Letter of Transmittal	Section 2.13(b)
Litigation Losses	Section 8.1
Material Contract	Section 3.16(a)
Merger	Recitals
Merger Sub	Preamble
Money Laundering Laws	Section 3.25
Non-Competition Agreements	Recitals
OFAC	Section 3.24(a)
OFAC Regulations	Section 3.24(a)
Offer Letters	Recitals
Outside Date	Section 10.1(e)
Parent	Preamble
Parent Approvals	Section 4.4(b)
Parent Indemnified Parties	Section 8.1
Parent Indemnified Party	Section 8.1
Payment Fund	Section 2.13(a)
Payoff Letters	Section 6.6
Pre-Closing Period	Section 5.1(a)
Registered Owner Intellectual Property	Section 3.15(a)
Restricted Period	Section 6.15(a)
Service Provider	Section 3.12(e)
Statement	Section 2.16(a)
Statement Dispute Notice	Section 2.16(b)(i)
Securityholder Representative	Preamble
Stockholder Written Consent	Recitals
Subsidiaries' Organizational Documents	Section 3.3
Surviving By-laws	Section 2.5
Surviving Charter	Section 2.4
Surviving Corporation	Section 2.1
Tax Sharing Agreements	Section 9.3
Third Party Claim	Section 8.3

Term	Section
Third Party Claim Notice	Section 8.3(a)
Trade Secrets	Section 1.1(a)
Transactions	Recitals
Unaudited Balance Sheet	Section 3.7(a)

ARTICLE II

THE MERGER
Section 2.1     The Merger. At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, (a) Merger Sub shall be merged with and into the Company and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2     Effective Time; Signing and Closing Deliverables.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall jointly prepare, and concurrently with the closing of the Merger (the “Closing”), Parent shall cause to be filed a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL at 10:00 a.m., Eastern time, on the Closing Date. The time of such filing (or such later time specified in the Certificate of Merger) is referred to as the “Effective Time.” The Closing shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 on the Closing Date.

(b)     Concurrently with the execution of this Agreement, Parent shall deliver to the Company the following agreements, each of which will, by its terms, become effective only upon the Closing:
(i)the Escrow Agreement executed by Parent and the Escrow Agent;

(ii)the Earn-Out Agreement executed by Parent and the Escrow Agent;

(iii)the Offer Letters executed by Parent; and

(iv)the Non-Competition Agreements executed by Parent.

(c)    Concurrently with the execution of this Agreement, the Company shall deliver to Parent the following agreements, each of which will, by its terms, become effective only upon the Closing:
(i)    the Escrow Agreement executed by the Securityholder Representative;

(ii)    the Earn-Out Agreement executed by and the Company Common Securityholder Representative and the Company Common Securityholders (directly or by Joinder);

(iii)    the Offer Letters executed by each of the Key Employees; and

(iv)    the Non-Competition Agreements executed by each of the Key Employees.

(d)    Promptly following the execution of this Agreement, but in any event no later than 11:59 p.m., Eastern time, on the date of this Agreement, the Company shall deliver to Parent the Company Stockholder Approvals;

(e)    At or prior to the Closing, the Company shall have delivered to Parent the following:

(i)    executed copies of the Payoff Letters;

(ii)    the consents set forth in Section 6.1(b)(i) of the Company Disclosure Letter;

(iii)    the FIRPTA Certificate;

(iv)     written instruments reasonably acceptable to Parent in form and substance evidencing (i) the termination of each Company Funding Document effective prior to the Effective Time, (ii) the release by each counterparty to the Company or its Subsidiaries under each Company Funding Document of any liability or obligation arising out of or relating to each such Company Funding Document, and (iii) the release, discharge, removal and termination of all Liens on the Company Securities and the assets of the Company and its Subsidiaries arising under any applicable Company Funding Document; and

(v)    the certificates required pursuant to Section 7.2(a) and Section 7.2(b).

(f)    At or prior to the Closing, Parent shall have delivered to the Company the certificates required pursuant to Section 7.3(a) and Section 7.3(b).

Section 2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the applicable provisions of the DGCL and the Certificate of Merger. Without limiting the generality of the foregoing, at the Effective Time, subject to Section 11.10, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.4    Certificate of Incorporation. At the Effective Time, by virtue of the Merger, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, a copy of which is set forth in Exhibit G hereto (the “Surviving Charter”), until thereafter amended in accordance with the DGCL and the Surviving Charter, except that all references to the name of Merger Sub in the Surviving Charter shall be amended to refer to Dun & Bradstreet Emerging Businesses Corp. instead and such amendment shall be filed with the Secretary of State of the State of Delaware simultaneously with the Certificate of Merger at the Effective Time.

Section 2.5    By‑laws. At the Effective Time, by virtue of the Merger, the By‑laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By‑laws of the Surviving Corporation, a copy of which is set forth in Exhibit H hereto (the “Surviving By‑laws”), until thereafter amended in accordance with the DGCL, the Surviving Charter and the Surviving By‑laws, except that all references in the Surviving By‑Laws to the name of Merger Sub shall be amended to refer to Dun & Bradstreet Emerging Businesses Corp. instead and such amendment shall be adopted by the Surviving Corporation promptly following the filing of the Certificate of Merger with the Secretary of State of the State of Delaware at the Effective Time.

Section 2.6    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, each to hold office until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving By‑laws and applicable Law.

Section 2.7    Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving By‑laws and applicable Law.

Section 2.8    Conversion of Company Common Stock.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Common Stockholders, each outstanding share of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 2.8(b) and other than Dissenting Shares) shall be canceled and be converted automatically into the right to receive (i) an amount in cash equal to the Company Common Stock Per Share Closing Consideration payable in respect of each such share of Company Common Stock pursuant to Section 2.13(a)(vi) upon (A) surrender of the Certificate representing such shares of Company Common Stock in the manner provided in Section 2.13 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.13(c)) and (B) delivery of an executed Letter of Transmittal as provided in Section 2.13; (ii) a contingent right to receive, when and if required to be paid, an additional amount of cash, if any, required to be distributed in accordance with and subject to the terms and conditions of Section 2.16(c), Article VIII and the Escrow Agreement consisting of the Company Common Stock Per Share Escrow Consideration; and (iii) a contingent right to receive an Earn‑Out Payment, if any, in accordance with the Earn‑Out Agreement, in each case, without interest and less applicable withholding taxes as required by Law.

(b)    Each share of Company Common Stock held by the Company or its Subsidiaries immediately prior to the Effective Time shall be automatically canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.

Section 2.9    Conversion of Company Preferred Stock.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Preferred Stockholders, each outstanding share of Company Preferred Stock (other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.9(b) and other than Dissenting Shares) shall be canceled and be converted automatically into the right to receive (i) an amount in cash equal to the Company Preferred Stock Per Share Closing Consideration payable in respect of each such share of Company Preferred Stock pursuant to Section 2.13(a)(vi) upon (A) surrender of the Certificate representing such shares of Company Preferred Stock in the manner provided in Section 2.13 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.13(c)) and (B) delivery of an executed Letter of Transmittal as provided in Section 2.13; and (ii) a contingent right to receive, when and if required to be paid, an additional amount of cash, if any, required to be distributed in accordance with and subject to the terms and conditions of Section 2.16(c), Article VIII and the Escrow Agreement consisting of the Company Preferred Stock Per Share Escrow Consideration.

(b)    Each share of Company Preferred Stock held by the Company or its Subsidiaries immediately prior to the Effective Time shall be automatically canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.

Section 2.10    Treatment of Capital Stock of Merger Sub in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non‑assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

Section 2.11    Treatment of Company Options.

(a)    Company Options.

(i)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company (except as provided in Section 2.11(b)) or the holder of any Company Option, each Company Option that was outstanding and vested as of immediately prior to the Effective Time, including each Company Option that vests as a result of the Merger (each, a “Company Vested Option”), whether pursuant to the terms of a Company Plan or as determined by the Company Board prior to the Closing, shall be automatically canceled and converted into the right to receive (A) subject to compliance with the terms of Section 2.11(b), an amount in cash payable in respect of each such Company Vested Option pursuant to Section 2.13(a)(vi) equal to (1) Company Common Stock Per Share

Closing Consideration minus (2) the exercise price per share of such Company Vested Option (such amount in this clause (A), the “Company Vested Option Per Share Closing Consideration”), multiplied by (3) the number of shares of Company Common Stock into which such Company Vested Option is exercisable as of immediately prior to the Effective Time; (B) a contingent right to receive, when and if required to be paid, an additional amount of cash, if any, required to be distributed in accordance with and subject to the terms and conditions of Section 2.16(c), Article VIII and the Escrow Agreement consisting of the Company Vested Option Per Share Escrow Consideration; and (C) a contingent right to receive an Earn‑Out Payment, if any, in accordance with the Earn‑Out Agreement, in each case, without interest and less applicable withholding taxes as required by Law. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agreement or the Earn-Out Agreement, any payments made pursuant to this Agreement, the Escrow Agreement or the Earn-Out Agreement to the Company Vested Optionholders shall be treated as compensation for Tax purposes.

(ii)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holder of any Company Option, all Company Options, other than Company Vested Options, that are outstanding as of immediately prior to the Effective Time shall be cancelled, extinguished and terminated.

(iii)    For the avoidance of doubt, after the Effective Time, no Company Option shall be exercisable by the holder thereof for, or otherwise entitle the holder thereof to receive, shares of Company Common Stock (or any other equity security or other consideration), but shall only entitle such holder to the payment (if any) described in this Section 2.11(a).

(b)    No later than ten Business Days prior to the Effective Time, the Company shall deliver to each holder of a Company Vested Option a letter, in form and substance reasonably acceptable to Parent and the Securityholder Representative, describing the treatment of and payment for such Company Vested Option pursuant to this Section 2.11 and providing instructions for use in obtaining payment therefor, which instructions will require each holder thereof, as a condition to receiving any payment pursuant to this Agreement in respect of such Company Vested Option, to enter into an agreement on terms and conditions substantially similar to the Letter of Transmittal, including provisions to the effect that (i) each such holder shall, upon execution of such agreement, be deemed to have appointed the Securityholder Representative as its representative and (ii) the terms of Article VIII shall be deemed to bind such holder as if it were a signatory hereto.

Section 2.12    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and who demands properly in writing appraisal for such shares of Company Common Stock or Company Preferred Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares), shall not be converted into, or represent the right to receive, the consideration payable in respect of such shares in accordance with Section 2.8(a) and Section 2.9(a), as applicable, but instead such holder of Dissenting Shares shall be entitled only to receive payment of the appraised value of such shares of Company Stock in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, in the event that (i) any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or otherwise lost its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL or (ii) a court of competent jurisdiction shall have determined that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such Dissenting Shares shall thereupon be deemed to have been automatically converted into, and to have become exchangeable for, and shall represent only the right to receive the consideration payable in respect of such shares in accordance with Section 2.8(a) and Section 2.9(a), as applicable, without any interest thereon, upon surrender in the manner provided in Section 2.13, and the right of such holder to payment of the appraised value of such Dissenting Shares shall cease.

(b)    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other similar instruments or notices served upon the Company pursuant to the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld), make any payment with respect to any demands for appraisal or settle or make any settlement offer with respect to any such demands.

Section 2.13    Payments at Closing and Exchange Procedures Generally.

(a)    Payments at Closing. Concurrently with the execution and delivery of this Agreement, Parent, the Company and the Securityholder Representative shall appoint the Escrow Agent to act as paying agent for the payment of the Closing Merger Consideration payable in accordance with Sections 2.8, 2.9 and 2.11 and, if applicable, distributions of the Escrow Funds pursuant to the Escrow Agreement and in accordance with this Article II and payment of any Earn‑Out Payments pursuant to the Earn-Out Agreement. Not less than two Business Days prior to Closing, the Company shall deliver to Parent and the Escrow Agent the Closing Statement and a spreadsheet setting forth the calculation of the payments to be made to each individual Company Securityholder pursuant to this Section 2.13(a). On the Closing Date, promptly following the Effective Time, Parent shall deposit the Purchase Price into an account with the Escrow Agent (the “Payment Fund”) for the benefit of the Company Securityholders (other than holders of Dissenting Shares and shares to be canceled in accordance with Section 2.8(b) and Section 2.9(b), as applicable) that are entitled to receive a portion of the Closing Merger Consideration pursuant to this Section 2.13. From such proceeds, Parent and the Surviving Corporation shall cause the Escrow Agent to:

(i)    first, repay the Closing Date Indebtedness (as set forth in the Closing Statement) on behalf of the Company and its Subsidiaries in full pursuant to the Payoff Letters;

(ii)    second, pay the Acquisition Expenses (as set forth in the Closing Statement) on behalf of the Company and its Subsidiaries and the Company Securityholders in full;

(iii)    third, pay the Securityholder Representative Fee;

(iv)    fourth, pay the Company Common Securityholder Representative Fee;

(v)    fifth, deposit the Escrow Amount with the Escrow Agent pursuant to Section 2.14; and

(vi)    sixth, distribute the Closing Merger Consideration payable to the Company Securityholders in accordance with 2.8, 2.9 and 2.11.

(b)    Exchange Procedures. As soon as practicable after the date hereof, Parent and the Company shall, or shall instruct the Escrow Agent to, deliver to each Company Stockholder a notice advising each such Company Stockholder of the anticipated Effective Time and the procedure for surrendering to the Escrow Agent any certificates representing Company Stock (the “Certificates”), in each case together with a letter of transmittal in substantially the form attached hereto as Exhibit I (each, a “Letter of Transmittal”). The Letter of Transmittal shall specify, among other things, that (i) delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Escrow Agent and (ii) each Company Stockholder shall, upon execution of such Letter of Transmittal, be deemed to have appointed the Securityholder Representative as its representative and the terms of Article VIII shall be deemed to bind such Company Stockholder as if it were a signatory hereto. Each Company Stockholder shall be asked to deliver an executed Letter of Transmittal, together with its Certificates, to the Escrow Agent no less than two Business Days prior to Closing, to be held in escrow by the Escrow Agent until the Closing. If such Company Stockholder has complied with the foregoing, then such Company Stockholder shall be paid on the Closing Date or the applicable date in respect of the release of Escrow Funds or distribution of an Earn‑Out Payment pursuant to the Earn-Out Agreement, as applicable, the amount, without interest, that such Company Stockholder is entitled to receive in respect of the shares of Company Stock evidenced by such Certificates pursuant to Section 2.8(a), Section 2.9(a), this Section 2.13 and the Earn‑Out Agreement (as and when due hereunder or thereunder) and the Certificates so surrendered shall immediately be canceled. If a Company Stockholder has not delivered an executed Letter of Transmittal, together with its Certificates, at least two Business Days prior to the Closing Date, or the applicable date in respect of the release of Escrow Funds or distribution of an Earn‑Out Payment pursuant to the Earn‑Out Agreement, as applicable, then such Company Stockholder shall be paid promptly after the Escrow Agent receives such documents, the amount, without interest, that such Company Stockholder in entitled to receive in respect of the shares of Company Stock evidenced by such Certificates pursuant to Section 2.8(a), Section 2.9(a), this Section 2.13 and the Earn‑Out Agreement (as and when due hereunder or thereunder), and the Certificates so surrendered shall immediately be canceled. Until so surrendered, any outstanding Certificates held by a Company Stockholder shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the amounts specified by Section 2.8(a), Section 2.9(a), this Section 2.13 and the Earn‑Out Agreement (as and when due hereunder or thereunder) and payable in respect of the shares of Company Stock evidenced by such Certificates in accordance with such provisions.

(c)    Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Escrow Agent shall, on behalf of Parent, pay, from amounts deposited by Parent with the Escrow Agent, the amounts specified by Section 2.8(a), Section 2.9(a), this Section 2.13 and the Earn‑Out Agreement (as and when due hereunder or thereunder) in respect of the shares of Company Stock evidenced by such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof; provided, that Parent may, in its reasonable discretion and as a condition precedent to payment, require the owner of such lost, stolen or destroyed Certificate to provide an agreement of indemnification in form reasonably satisfactory to Parent as indemnification against any claim that may be made against Parent, the Surviving Corporation or the Escrow Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d)    Transfers of Ownership. If the payment of the consideration payable in respect of shares of Company Stock in accordance with Section 2.8(a), Section 2.9(a), this Section 2.13 and the Earn‑Out Agreement (as and when due hereunder or thereunder), as applicable, is to be paid to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, then it shall be a condition of payment that (i) the Certificates so surrendered are properly endorsed and otherwise in proper form for transfer, and (ii) the Person requesting such payment has (A) paid to Parent or the Escrow Agent any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificates surrendered, or (B) established to the reasonable satisfaction of Parent or the Escrow Agent that such Tax has been paid or is not applicable.

(e)    Withholding for Payment of Taxes.

(i)    Parent the Surviving Corporation or the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, the Escrow Agreement or the Earn-Out Agreement, such amounts as Parent, the Surviving Corporation or the Escrow Agent is required to deduct and withhold under any applicable Tax Law. Before making any such deduction or withholding (other than any deduction or withholding with respect to payments described in Section 2.11 or the Company’s failure to deliver the FIRPTA Certificate in accordance with Section 6.8), Parent, the Surviving Corporation and the Escrow Agent shall provide any party on behalf of which such deduction or withholding is proposed to be made with twenty (20) days’ advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and Parent, the Surviving Corporation and the Escrow Agent will cooperate with any reasonable request from such party to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Escrow Agent and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement, the Escrow Agreement and the Earn‑Out Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Escrow Agent.

(ii)    Prior to and after the Closing, each Company Securityholder shall provide Parent and the Securityholder Representative with any forms (including IRS Forms W-8 and W-9) that are requested by Parent or the Securityholder Representative for purposes of complying with any applicable Tax Law.

(iii)    In the event that any additional Taxes are imposed on Parent or the Surviving Corporation as a result of any failure to withhold any income, excise, payroll, social security or other employment Taxes from (i) payments made under this Agreement to any Company Securityholder or (ii) as a result of the exercise of any Company Options or any election under Section 83(b) of the Code with respect to any Company Stock prior to the Closing, Parent or the Surviving Corporation may set off or withhold such additional Taxes from any amounts such Company Securityholder is otherwise entitled to from the Escrow Funds.

(iv)    The parties hereto acknowledge and agree that, other than as described in Section 2.11 above or pursuant to a final determination within the meaning of Section 1313(a) of the Code (or similar state or local Law), all payments made to Sellers pursuant to this Agreement or the Earn-Out Agreement shall be characterized for federal, state and local income tax purposes, as consideration payable in exchange for the Company Securities held by such Sellers in a capital transaction (other than any amounts treated as interest under Section 483 of the Code). Any withholding or reporting required by applicable Tax Law shall be undertaken in a manner consistent with the requirements of this Section 2.13(e)(iv).

(f)    Adjustments. If, during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Stock, or securities convertible or exchangeable into or exercisable for shares of Company Stock, shall occur by reason of any reorganization, reclassification, recapitalization, stock split, reverse stock split, or combination, exchange or readjustment of shares of Company Stock, then the consideration payable in respect of such shares and other Company Securities in accordance with Article II hereof shall be appropriately adjusted to reflect such change.

(g)    Termination of Payment Fund; No Liability. Subject to the second sentence of this Section 2.13(g), any portion of the Payment Fund that constitutes the Closing Merger Consideration or any Earn‑Out Payment and that remains undistributed to the Company Securityholders (A) in the case of the Closing Merger Consideration, as of the twelve‑month anniversary of the Effective Time and (B) in the case of any Earn‑Out Payment, as of the twelve‑month anniversary of the applicable date in respect of the distribution of such Earn‑Out Payment pursuant to the Earn‑Out Agreement, shall be delivered to Parent, upon demand, and any Company Securityholder (other than a holder of Dissenting Shares and shares to be canceled in accordance with Section 2.8(b) and Section 2.9(b), as applicable), who has not complied with this Section 2.13 shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Escrow Agent shall be liable to any Company Securityholder for any consideration delivered to a public official in accordance with any abandoned property, escheat or other similar Law.

(h)    No Further Ownership Rights. Payment of the consideration pursuant to 2.8, 2.9 and 2.11 and the Earn‑Out Agreement (in each case, as applicable) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Securities and there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Securities which were outstanding as of immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.13.

Section 2.14    Escrow.

(a)    Concurrently with the execution and delivery of this Agreement, the Securityholder Representative and Parent shall enter into the Escrow Agreement with the Escrow Agent. Immediately following its receipt of the Purchase Price, the repayment of the outstanding Closing Date Indebtedness and the payment of the Acquisition Expenses outstanding as of the Closing Date, the Securityholder Representative Fee and the Company Common Securityholder Representative Fee, in each case, pursuant to Section 2.13(a), the Escrow Agent shall deposit the Escrow Amount in the Escrow Account, to be held by the Escrow Agent for the purpose of securing the obligations of the Company Securityholders set forth in Article VIII and Section 2.16 (the “Escrow Account”). The Escrowed Proceeds shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrowed Proceeds shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(b)    Except as otherwise provided in the Escrow Agreement, on the date that is the 12‑month anniversary of the Closing Date, the General Escrow Indemnification Amount Proceeds, minus the aggregate amount of Damages claimed by the Parent Indemnified Parties pursuant to Section 8.1(a) (and not fully resolved prior to such date), shall be released to the Escrow Agent for disbursement to the Company Securityholders in accordance with the terms of this Agreement and the Escrow Agreement.

(c)    The Litigation Escrow Indemnification Amount Proceeds shall be released in accordance with the terms and conditions set forth on Section 2.14(c) of the Company Disclosure Letter.

(d)    The parties hereto agree that, for Tax reporting purposes, Parent shall be deemed to be the owner of the Escrowed Proceeds, as reduced from time to time by the amounts distributed from the Escrow Account in accordance with this Agreement and the Escrow Agreement, and that all interest on or other taxable income, if any, earned from the investment of the Escrowed Proceeds pursuant to this Agreement shall be treated for Tax purposes as earned by Parent until the Escrowed Proceeds are distributed in accordance with this Agreement. Any and all distributions from the Escrow Account to the Company Stockholders pursuant to the Escrow Agreement shall be characterized for federal, state and local income tax purposes, as consideration payable in exchange for the Company Stock held by such Company Stockholders eligible for installment sale treatment pursuant to Section 453 of the Code (other than any amounts treated as interest under Section 483 of the Code).

Section 2.15    Earn‑Out Payments. Concurrently with the execution and delivery of this Agreement, Parent, the Company Common Securityholders and the Company Common Securityholder Representative shall enter into the Earn‑Out Agreement. Pursuant to the terms and subject to the conditions set forth in the Earn‑Out Agreement, following the Closing, Parent shall make certain contingent payments to some or all of the Company Common Securityholders as set forth in the Earn‑Out Agreement (each, an “Earn‑Out Payment”).

Section 2.16    Adjustment.

(a)    No later than ninety (90) days after the Closing Date, Parent shall deliver to the Securityholder Representative a written statement setting forth Parent’s determination, calculated as of the Closing Date, of the amounts of Net Working Capital, Closing Date Indebtedness and Acquisition Expenses, in each case together with a reasonable itemization and reasonable supporting detail (such statement, the “Statement”).

(b)    Disputes; Final Statement.

(i)    The Securityholder Representative shall have (A) the opportunity to examine the work papers, schedules and other documents prepared by Parent in connection with its preparation of the Statement, and (B) the reasonable assistance and cooperation of the appropriate personnel and agents of Parent and access to other books and records of Parent relating to the preparation of the Statement; provided, that such access shall in each case be upon reasonable prior notice and in a manner that does not materially interfere with the normal business operations of Parent or the Surviving Corporation. The Securityholder Representative may dispute any amounts reflected on the Statement, but only on the basis that the amounts reflected on the Statement were not arrived at in accordance with this Agreement or were arrived at based on mathematical or clerical error; provided, however, that the Securityholder Representative shall have notified Parent in writing of each disputed item, setting forth, in reasonable detail, the basis for such dispute, the dollar amounts involved and the Securityholder Representative’s calculation of the amounts set forth in the Statement (such notice, a “Statement Dispute Notice”), within twenty (20) Business Days of Parent’s delivery of the Statement to the Securityholder Representative.

(ii)    If the Securityholder Representative does not, within twenty (20) Business Days of receiving the Statement, either (A) deliver a Statement Dispute Notice to Parent or (B) deliver a written notice to Parent stating that the Statement shall be final, binding and conclusive, the Statement shall be deemed to be the “Final Statement” for purposes of calculating the Adjustment. In the event of a dispute as set forth in a Statement Dispute Notice, Parent and the Securityholder Representative shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Parent and the Securityholder Representative are unable to reach a resolution with such effect within twenty (20) Business Days after the receipt by Parent of a Statement Dispute Notice, then Parent and the Securityholder Representative shall submit the items remaining in dispute for resolution to Ernst & Young (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of Parent and the Securityholder Representative, to another independent accounting firm of international reputation mutually acceptable to Parent and the Securityholder Representative) (in either event, such accounting firm being referred to herein as the “Accounting Firm”), which shall, within thirty (30) days after such submission, determine and report to Parent and the Securityholder Representative upon such remaining disputed items. Such determination by the Accounting Firm shall be (1) in writing, (2) based solely on written submissions by Parent and the Securityholder Representative relating to the items remaining in dispute and not by independent review of any other matter, (3) made in a manner that is consistent with the prescribed manner of preparation of the Statement pursuant to Section 2.16(a), and (4) limited solely to a selection of the position held by Parent or the Securityholder Representative. Such determination by the Accounting Firm shall be final, binding and conclusive and the Statement shall be deemed to be the “Final Statement” for purposes of calculating the Adjustment. The fees and disbursements of the Accounting Firm shall be borne by (x) the Company Securityholders in the event that the Accounting Firm selects the position held by Parent, or (y) by Parent in the event that the Accounting Firm selects the position held by the Securityholder Representative. In acting under this Agreement, the Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c)    Once the Statement is deemed to be the Final Statement pursuant to Section 2.16(b), the amount of the Adjustment shall be calculated. If the Adjustment is a positive amount, then not later than three (3) Business Days after the date on which the Statement is deemed to be the Final Statement, Parent shall pay to the Escrow Agent the amount equal to the Adjustment and the Escrow Agent will distribute to each Company Securityholder such Company Securityholder’s Aggregate Pro Rata Portion of the Adjustment, net of applicable withholding Taxes, by wire transfer of immediately available funds. If the Adjustment is a negative amount, then Parent shall be paid an amount equal to the absolute value of the Adjustment out of the funds comprising the General Escrow Indemnification Amount by wire transfer of immediately available funds; provided, however, that, in the event that the Adjustment amount to be paid to Parent pursuant to this Section 2.16(c) exceeds $250,000, Parent may, in its sole discretion, seek payment of such Adjustment amount in excess of $250,000 directly from the Company Securityholders, in accordance with each Company Securityholder’s Pro Rata Indemnity Portion thereof.

(d)    In the event that, subsequent to the Statement being deemed to be the Final Statement pursuant to Section 2.16(b), any Parent Indemnified Party desires to dispute the amount of Acquisition Expenses and/or Closing Date Indebtedness set forth on the Final Statement pursuant to Section 8.1 below, such dispute shall be resolved in accordance with the procedures set forth in paragraphs (b) and (c) above, applied mutatis mutandis. If the Accounting Firm determines that the amount(s) of the Acquisition Expenses and/or Closing Date Indebtedness should be adjusted (on an aggregate net basis and without duplication) in favor of Parent, then Parent shall be paid an amount equal to the value of such adjustment out of the funds comprising the General Escrow Indemnification Amount by wire transfer of immediately available funds; provided, however, that, in the event that (i) the amount to be paid to Parent pursuant to this Section 2.16(d) plus the Adjustment amount to be paid to Parent pursuant to Section 2.16(c) exceeds $250,000 or (ii) the funds comprising the General Escrow Indemnification Amount are insufficient to pay such adjustment amount, Parent may, in its sole discretion, seek payment of such adjustment amount directly from the Company Securityholders, in accordance with each Company Securityholder’s Pro Rata Indemnity Portion thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter separately supplied by the Company to Parent and Merger Sub, dated as of the date hereof (the “Company Disclosure Letter”), it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Company Disclosure Letter shall be deemed to be disclosure with respect to any representation or warranty made in this Article III, whether or not an explicit cross‑reference appears, only to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Company Disclosure Letter is relevant to such other representation or warranty made in this Article III, the Company hereby represents and warrants to Parent and Merger Sub (both as of the date of this Agreement and, unless such representation or warranty is specifically made as of a date prior to the Closing Date, the Closing Date) as follows:
Section 3.1    Organization and Qualification. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing (where such concept is applicable) to do business in each jurisdiction in which the nature of the business conducted by it or the operation, ownership or leasing of its assets or properties makes such qualification or license necessary; except, in the case of clauses (b) and (c) of this sentence, where the failure to have such corporate power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. The Third Amended and Restated Certificate of Incorporation of the Company and the By‑laws of the Company (collectively, the “Company Organizational Documents”), copies of which have previously been made available to Parent, are correct and complete copies the Company’s organizational documents as in effect as of the date hereof.

Section 3.2    Authorization of Agreement.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and, subject to receipt of the Company Stockholder Approvals and the Company Approvals, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by the Company, and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and, except for the Company Stockholder Approvals, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions.

(b)    This Agreement has been and, when executed, the other Transaction Documents to which it is a party will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and

Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(c)    The Company Stockholder Approvals are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

(d)    The Company Board has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement to the stockholders of the Company for adoption, and (iv) resolved to recommend to the stockholders of the Company that they adopt this Agreement.

Section 3.3    Subsidiaries of the Company. Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of the Subsidiaries of the Company. Each Subsidiary of the Company is in good standing under the Laws of the jurisdiction of its organization and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing has not, and would not reasonably be expected to have a Material Adverse Effect. Section 3.3 of the Company Disclosure Letter sets forth the number of issued and outstanding shares, units or other equity interests of each such Subsidiary and the persons owning such issued and outstanding shares (including the percentage ownership of the Company and its Subsidiaries and any third parties), units or other equity interests. Such issued and outstanding shares, units or other equity interests are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Liens. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, any Subsidiary of the Company of any shares of capital stock, units or other equity interests of such Subsidiary, and no authorization therefor has been given. Except as set forth on Section 3.3 of the Company Disclosure Letter, the Company owns, directly or indirectly (including through the Subsidiaries of the Company), no other equity interest in any other Person. The organizational documents of the Company’s Subsidiaries (collectively, the “Subsidiaries’ Organizational Documents”), copies of which have previously been made available to Parent, are correct and complete copies of the organizational documents of the Company’s Subsidiaries as in effect as of the date hereof.

Section 3.4    Capitalization.

(a)    The authorized capital stock of the Company consists of: (i) 128,000,000 shares of Company Common Stock; and (ii) 8,000,000 shares of Company Preferred Stock.

(b)    As of the date hereof: (i) 16,914,610 shares of Company Common Stock are issued and outstanding; (ii) 8,000,000 shares of Company Preferred Stock are issued and outstanding; and (iii) no other capital stock of the Company is authorized, issued or outstanding.

(c)    All of the issued and outstanding shares of Company Stock: (i) are duly authorized, validly issued, fully paid and non‑assessable; (ii) are free of any preemptive rights, except as set forth on Section 3.4(c) of the Company Disclosure Letter; (iii) are not subject to any restrictions on transfer, other than restrictions on transfer imposed by applicable securities Laws, except as set forth on Section 3.4(c) of the Company Disclosure Letter; and (iv) have been issued in compliance with all applicable Laws and all requirements set forth in the Company Funding Documents and in Company Organizational Documents; provided that, with respect to clauses (ii) and (iii), the Company Stockholders have waived any such rights or restrictions.

(d)    Except for the Company 2010 Stock Option and Grant Plan (the “Award Plan”), the Company does not have or maintain any stock option plan or other similar plan providing for equity compensation of any Person. The Company has reserved 20,000,000 shares of Company Common Stock for issuance as awards under the Award Plan to employees and directors of, and consultants to, the Company and its Subsidiaries, of which 1,868,912 shares of Company Common Stock are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised and vested options to purchase Company Common Stock (the “Company Options”).

(e)    Section 3.4(e) of the Company Disclosure Letter sets forth a correct and complete list of all options, warrants, deemed shares or other similar rights to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound obligating the Company or its Subsidiaries to issue, exchange, transfer, deliver, sell, repurchase or redeem any shares of the capital stock of the Company or its Subsidiaries or to otherwise acquire any shares of capital stock of, or other equity interests in, any other Person or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for the options, warrants, deemed shares or other similar rights described in this Section 3.4(e), there are no outstanding warrants, options, deemed shares, rights to subscribe to, purchase rights, preemptive rights, calls or commitments relating to the issuance, exchange, transfer, delivery, sale, repurchase or redemption of, or securities or rights convertible into, any shares of capital stock of the Company or its Subsidiaries or any other ownership interest of the Company or its Subsidiaries (including any phantom interest), or contracts, commitments, understandings or arrangements, by which the Company or its Subsidiaries is or may become bound to issue additional shares of its capital stock or warrants, options, deemed shares, rights to subscribe to, purchase rights, calls or commitments relating to the issuance, exchange, transfer, delivery, sale, repurchase or redemption of, or securities or rights convertible into, any shares of capital stock of the Company or its Subsidiaries, or that would otherwise provide the holder thereof with the right to vote on any matters which the holders of capital stock or other equity interest may vote and no authorization therefor has been given.

(f)    Section 3.4(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the record holder of all outstanding Company Securities (together the number and class of shares of capital stock of the Company issuable upon the exercise of any such option, warrant or similar right).

Section 3.5    No Conflict; Required Filings and Consents.

(a)    Assuming that the Company Stockholder Approvals and the Company Approvals have been obtained and that the filings and notifications described in Section 3.5(b) have been made, the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Company, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement and the other Transaction Documents to which it is a party do not and, as of the Closing, shall not (i) violate the Company Organizational Documents or the Subsidiaries’ Organizational Documents, (ii) result in a breach of any Law applicable to the Company or its Subsidiaries or any of their respective assets or properties or (iii) result in a breach of, cause the termination of, or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under any Contract; except, in the case of clause (iii) of this sentence, where such violation, breach, termination or default would not have a Material Adverse Effect.

(b)    The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Company, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement and the other Transaction Documents to which it is a party do not and, as of the Closing, shall not, require the Company or its Subsidiaries to obtain any consent, license, permit, approval, waiver or authorization of, or make any registration, declaration or filing with, any Governmental Authority, except for (i) the HSR Filing, (ii) the filing of the Certificate of Merger with the Secretary of State for the State of Delaware, and (iii) the consents and filings listed in Section 3.5 of the Company Disclosure Letter (the notifications, consents and filings described in clauses (i) through (iii) of this Section 3.5(b), collectively, the “Company Approvals”).

Section 3.6    Company Permits; Compliance with Law.

(a)    Each of the Company and its Subsidiaries is in possession of all Permits necessary to own, operate, use and maintain their assets, and to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to possess such Company Permits would not have a Material Adverse Effect. Section 3.6(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Company Permits. The Company Permits (i) are the only Permits that are required for the Company and its Subsidiaries to carry on their business as it is now being conducted, activities and operations as presently conducted, and (ii) are valid and in full force and effect, except, in each case, as would not have a Material Adverse Effect. To the Knowledge of the Company, all material applications required to have been filed for the renewal of the Company Permits have been duly filed with the appropriate Governmental Authority, and all other material filings required to have been made with respect to the Company Permits and applicable Laws have been duly made on a timely basis with the appropriate Governmental Authority. To the Knowledge of the Company, neither the Company nor its Subsidiaries is in violation of any material Company Permit relating to the Company and its Subsidiaries or their respective assets or properties. No material Company Permit will expire, terminate or be restricted as a result of the Transactions.

(b)    Except as set forth in Section 3.6(b) of the Company Disclosure Letter (i) each of the Company and its Subsidiaries is now, and has been since January 1, 2013, in compliance in all material respects with all applicable Laws and Orders, and (ii) neither the Company nor its Subsidiaries has received since January 1, 2013 any written or other notice of, been charged with, or received any inquiry concerning, the possible violation of any applicable Law. To the Knowledge of the Company, (A) neither the Company nor its Subsidiaries is under investigation by any Governmental Authority with respect to the violation of any applicable Law or Order, and (B) neither the Company nor its Subsidiaries has been charged with, threatened to be charged with or received notice of any revocation or modification of any Law or Order applicable to the Company or its Subsidiaries. Since January 1, 2013, the Company has not made, or been ordered to make, any payment in respect of any Action brought by a Governmental Authority, and there are no current or outstanding reimbursement audits, recoupment efforts, or appeals by any Governmental Authority pending.

Section 3.7    Financial Statements.

(a)    The Company has made available to Parent correct and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of each of the fiscal years ended December 31, 2012, 2013 and 2014 (such balance sheet for the fiscal year ended December 31, 2014, the “Balance Sheet”) and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2012, 2013 and 2014 (including the notes or other supplementary information thereto), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 28, 2015 (the “Unaudited Balance Sheet”) and the unaudited consolidated statements of income, stockholders’ equity and cash flows for the two (2) months ended February 28, 2015 (all of the foregoing financial statements are collectively referred to as the “Financial Statements”).

(b)    The Financial Statements (i) have been prepared in conformity with GAAP applied consistently through the periods covered thereby without modification of the accounting principles used therein, with the exception of non-GAAP revenue and EBITDA measures described in Section 3.7(b) of the Company Disclosure Letter, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its Subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except (A) as indicated in any notes or other supplementary information thereto, and (B) that the unaudited Financial Statements do not contain footnotes and are subject to normal year‑end audit adjustments (which shall not be material individually or in the aggregate).

(c)    Section 3.7(c) of the Company Disclosure Letter sets forth the total amount of outstanding Indebtedness of the Company as of the date hereof and the breakdown of such amount between the different categories of Indebtedness set forth in the definition thereof, and (i) the names of the original lender and current holder (to the extent that the Company has received a written notice of the assignment thereof); and (ii) outstanding principal balances and all accrued and unpaid interest as of the date of this Agreement. True, correct and complete copies of all instruments (including all amendments, supplements, waivers and consents)

evidencing, providing security for and relating to the Indebtedness of the Company have been provided to Parent. As of immediately prior to the Closing, the only Indebtedness of the Company will be the Closing Date Indebtedness to be paid in full at the Closing pursuant to Section 2.13(a)(i).

(d)    The books of account and other financial records of the Company and its Subsidiaries (i) reflect in all material respects all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

(e)    There are no significant deficiencies or material weaknesses in the design or operations of the internal controls over financial reporting relating to the Company or its Subsidiaries. The Company and its Subsidiaries have implemented disclosure controls and procedures designed to ensure that material information relating to such entity is made known to the management of such entity by others within such entity. Neither the Company nor its Subsidiaries have received any written complaint, allegation or assertion or claim that such entity has engaged in questionable financial reporting, accounting or auditing practices. To the Knowledge of the Company, there has not been any fraud, whether or not material, that involves the officers or other employees and former employees of such entity who have a significant role in the internal controls over financial reporting or written allegations of any such fraud.

Section 3.8    No Material Adverse Effect; Absence of Certain Developments. Since December 31, 2014, (a) there has not been a Material Adverse Effect, and (b) the Company and its Subsidiaries have not taken any action that, if taken between the date hereof and the Closing Date, would constitute a breach of Section 5.1(b).

Section 3.9    Absence of Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any liability of a nature that is required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, other than such liabilities (a) reflected or reserved against in the Balance Sheet, (b) incurred in the ordinary course of business since the date of the Balance Sheet, and (c) that are not in excess of $250,000.

Section 3.10    Actions. Except as set forth on Section 3.10 of the Company Disclosure Letter, there are no Actions pending, or to the Knowledge of the Company, threatened against or relating to the Company, its Subsidiaries, any of their respective assets or properties or any present or former officer or director of the Company or its Subsidiaries (in his or her capacity as such).

Section 3.11    Orders. None of the Company, its Subsidiaries or any of their respective assets or properties is subject to any material Order.

Section 3.12    Benefit Plans; Labor Matters.

(a)    Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of each Company Plan (including any Contract with any Senior Employee or otherwise providing for employment of any Person by the Company or its Subsidiaries that provides for annual compensation in excess of $250,000).

(b)    With respect to each Company Plan, the Company has made available to Parent a correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent copies of all plan documents, (ii) the most recent IRS determination or opinion letter, if applicable, (iii) the most recent summary plan description, and (iv) for the three most recent plan years for which such reports or statements were prepared, (A) the plan’s annual reports on Form 5500, (B) financial statements, and (C) actuarial valuation reports.

(c)    (i) Each Company Plan complies in all material respects with applicable Law, (ii) each Company Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law, (iii) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and (iv) with respect to each Company Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or its Subsidiaries would reasonably be likely to be subject to any material liability under the terms of such Company Plan or under applicable Law.

(d)    All contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates or have been properly accrued and are reflected on the appropriate balance sheet of the Company or its Subsidiaries. None of the Company Plans is subject to Title IV of ERISA and neither the Company nor its Subsidiaries has any outstanding liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA), multiemployer plan (within the meaning of Section 3(37) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA, or under Title IV of ERISA. Neither the Company nor any of its Subsidiaries has ever contributed to a multiemployer plan.

(e)    Neither the Company nor its Subsidiaries has incurred any material liability in respect of post‑employment health, medical or life insurance benefits for any current or former director, officer or employee of, or consultant or independent contractor to, the Company or its Subsidiaries (each, a “Service Provider”), except as may be required under COBRA or similar Laws and at the expense of such individual.

(f)    Neither the Company nor its Subsidiaries has any express or implied commitment (i) to create any new plan, program, arrangement or agreement that would be a Company Plan, other than required by the terms of any Company Plan as in effect as of the date hereof or (ii) to modify, change or terminate any Company Plan, other than a modification, change or termination required by applicable Law or the terms of any Company Plan in effect as of the date hereof.

(g)    For each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company has received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Company Plan, or with a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor.

(h)    Except as set forth on Section 3.12(h) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with any other event, including the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or its Subsidiaries; or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any of the Company Plans to any current or former Service Provider. None of the Company Plans or any other plans, programs or agreements in effect immediately prior to the Closing or to be entered into concurrently with the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(i)    Each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in material compliance with, and the Company and its Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(j)    Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.

(k)    Neither the Company nor its Subsidiaries is a party to any collective bargaining or other labor union contracts. No collective bargaining agreement or other labor union contract is being negotiated by the Company or its Subsidiaries and, to the Knowledge of the Company, no Person is currently seeking to represent the Company’s or its Subsidiaries’ employees. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or its Subsidiaries. There are no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or its Subsidiaries.

(l)    Each employee of the Company or its Subsidiaries is (i) a United States citizen, (ii) a lawful permanent resident of the United States or (iii) an alien authorized to work in the United States either specifically for the Company, its Subsidiaries or for any United States employer. The Company and each of its Subsidiaries have completed a Form I-9 for each of their respective employees, to the Knowledge of the Company each such Form I-9 is correct, complete and in compliance with applicable Law in all material respects and each of the Company and its Subsidiaries have retained such Forms I-9 for each of their respective employees for the requisite period under applicable Law.

(m)    There is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened against the Company or its Subsidiaries before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or its Subsidiaries has employed or currently employs any Person. The Company and its Subsidiaries are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes. The Company has not misclassified any Person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or its Subsidiaries and no such Person has been improperly excluded from any Company Plan.

(n)    Neither the Company nor its Subsidiaries is a party to any agreement under which any Service Provider is entitled to any “gross‑up” payment in respect of Taxes under Section 4999 or 409A of the Code.

(o)    The Company has not granted any Company Option with an exercise price of less than the fair market value of Company Common Stock on the date the Company Option was granted (as determined reasonably and in good faith by the Company Board) and based upon the Company’s most recent valuation prepared for purposes of Section 409A of the Code. All of the Company Options, Company Restricted Stock Awards and the shares of Company Common Stock underlying the Company Options were issued under the Company 2010 Stock Option and Grant Plan and the applicable award agreements. No Company Options or Company Restricted Stock Awards were issued outside the Company 2010 Stock Option and Grant Plan.

Section 3.13    Taxes.

(a)    All Tax Returns required to be filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns are correct and complete in all material respects. No claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction.

(b)    The Company and its Subsidiaries have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 3.13(a), and all Taxes otherwise due from the Company and its Subsidiaries. Since the date of the Unaudited Balance Sheet, neither the Company nor its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice of the Company and its Subsidiaries.

(c)    All deficiencies for Taxes asserted or assessed in writing against the Company or its Subsidiaries have been fully and timely paid or settled.

(d)    No audit or Action is pending, and no Governmental Authority has given written notice of the commencement of (or its intent to commence) any audit or Action, with respect to any Taxes of the Company or its Subsidiaries.

(e)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company and its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Surviving Corporation or its Subsidiaries after the Closing Date. Neither the Company nor its Subsidiaries has applied for a ruling relating to Taxes which will be binding on the Surviving Corporation, its Subsidiaries, Parent or any Affiliate of Parent after the Closing Date or entered into a closing or similar agreement with any Governmental Authority.

(f)    The Company and its Subsidiaries have, or have caused to be, duly and timely withheld and paid over to the appropriate Governmental Authorities all Taxes required to be so withheld and paid over for all periods under all applicable Laws and have complied in all material respects with all related Tax information reporting provisions under all applicable Laws.

(g)    There are no Liens for Taxes upon the assets or properties of the Company or its Subsidiaries, other than Permitted Liens.

(h)    Neither the Company nor its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b).

(i)    Neither the Company nor its Subsidiaries has any liability for a Tax of any Person as a result of having been a member of any consolidated, combined, affiliated or unitary group (other than a group as to which the Company and its Subsidiaries are the only members) prior to the Closing Date, as a transferee or successor or pursuant to any contractual agreement entered into prior to the Closing Date. Neither the Company nor its Subsidiaries is a party to any agreement or arrangement providing for the allocation or sharing of Taxes, and after the Closing Date, neither the Surviving Corporation nor its Subsidiaries will be bound by any such agreement or similar arrangement entered into prior to the Closing Date or have any liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(j)    The Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code at any time during the five‑year period ending on the date hereof.

(k)    Neither the Surviving Corporation nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made prior to the Closing Date. Neither the Company nor its Subsidiaries is required, or has agreed, to make any adjustment related to a change in accounting method for Tax purposes.

(l)    All transactions between the Company and any Affiliate, including its Subsidiaries, have been conducted on an arm’s‑length basis.

(m)    The Company has made available complete copies of (i) all federal, state, provincial, local and foreign income or franchise Tax Returns of the Company and its Subsidiaries relating to the taxable periods ending on or after December 31, 2011 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or its Subsidiaries.

(n)    Section 3.13(n)(i) of the Company Disclosure Letter lists all income or franchise Tax Returns of the Company and its Subsidiaries filed after December 31, 2011 and indicates for each such Tax Return the filing jurisdiction, filing date, whether such Tax Return has been audited by the relevant Governmental Authority, and whether the statute of limitations remains open for such Tax Return. Section 3.13(n)(ii) of the Company Disclosure Letter lists each jurisdiction in which sales or use tax has been collected from customers of the Company or its Subsidiaries and whether the Company or the Subsidiaries, as applicable, is registered and qualified to do business in such jurisdiction.

Section 3.14    Properties.

(a)    Neither the Company nor its Subsidiaries owns any Real Property. Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list of all Leased Real Property. To the Knowledge of the Company, (i) the Company or a Subsidiary of the Company has good and valid title to the leasehold estate under each Real Property Lease free and clear of all Liens, other than Permitted Liens and (ii) there are no pending or threatened condemnation or foreclosure proceedings relating to any of the Leased Real Property.

(b)    Neither the Company nor its Subsidiaries has leased or subleased Leased Real Property to any Person.

(c)    All of the land, buildings, structures and other improvements material to the operation of the Company and its Subsidiaries are included in the Leased Real Property.

(d)    The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property of the Company and its Subsidiaries, taken as a whole, are in good operating condition and repair, subject to normal wear and tear.

Section 3.15    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all Owned Intellectual Property that is registered, issued or subject to a pending application for registration with any Governmental Authority (“Registered Owned Intellectual Property”), indicating for each such item, as applicable, the registration or application number, the applicable jurisdiction, the owner or applicant, the registration or filing date and, with respect to Internet domain names, the applicable registrar.

(b)    The Company or a Company Subsidiary is the sole and exclusive owner of each item of Registered Owned Intellectual Property free and clear of all Liens (except for non-exclusive licenses granted in the ordinary course of business and the Company IP Agreements set forth in Section 3.16(a)(ix) of the Company Disclosure Letter) and the Owned Software set forth on Section 3.15(i) of the Company Disclosure Letter. All of the Registered Owned Intellectual Property is currently in compliance with all formal legal requirements necessary to record and perfect the Company’s and the Company Subsidiaries’ interest therein and the chain of title thereof. Other than patents and patent applications, the Registered Owned Intellectual Property is valid, subsisting, and enforceable; the patents and patent applications included in the Registered Owned Intellectual Property are subsisting and, to the Company’s Knowledge, enforceable and valid, except, in each case, as set forth on Section 3.15(b) of the Company Disclosure Letter or for such failures as would not be material to the Business as it is currently conducted. The Owned Intellectual Property is not subject to any outstanding Order adversely affecting the Company’s or any Company Subsidiary’s use thereof or rights thereto or that would impair the validity or enforceability thereof.

(c)    The Company and the Company Subsidiaries have all of the rights necessary to use the material Intellectual Property that is used in the operation of the Business as currently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by the this Agreement. The Company Intellectual Property includes all Intellectual Property used or held for use in the operation of the Business as currently conducted, and no other material Intellectual Property is necessary for the operation of the Business as currently conducted or for the continued operation of the Business immediately after the Closing in substantially the same manner as operated prior to the Closing. Notwithstanding the foregoing, the representations and warranties set forth in this clause (c) shall not constitute a non-infringement representation or warranty with respect to the Company Intellectual Property or the Business or otherwise.

(d)    The Company and the Company Subsidiaries do not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property rights of any other Person, and have not infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no Action pending, asserted or threatened in writing against the Company or any Company Subsidiary concerning any of the foregoing, nor has the Company or any Company Subsidiary received any written notification that a license under any other Person’s Intellectual Property is or may be required to operate the Business.

(e)    To the Knowledge of the Company, no Person is engaging, or has engaged in the last four (4) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property and there is no Action pending, asserted or threatened in writing by the Company or any of the Company Subsidiaries against any other Person concerning any of the foregoing.

(f)    The Company and its Subsidiaries have taken all reasonable measures to maintain the confidentiality and value of all of the Company’s confidential or proprietary information, including all of the Company’s and its Subsidiaries’ Trade Secrets and other confidential Intellectual Property used or held for use in the operation of the Business. To the Knowledge of the Company (i) there has been no misappropriation by any Person of any of the Company’s confidential or proprietary information, including any Owned Intellectual Property and (ii) no employee, independent contractor, or agent of the Company has misappropriated any confidential or proprietary information used or held for use in the operation of the Business, including any Owned Intellectual Property.

(g)    Except as set forth in Section 3.15(g) of the Company Disclosure Letter, to the extent that any Intellectual Property has been conceived, developed or created for the Company or the Company Subsidiaries by any of their respective current or former employees, or by a third party, each of the Company or its Subsidiaries, as applicable, has executed a valid and enforceable Contract with each such employee or third party, as applicable, pursuant to which such employee or third party transfers to the Company or its Subsidiaries, as applicable, such employee’s or third party’s entire right, title and interest in and to such Intellectual Property. To the Knowledge of the Company, no employee, independent contractor or agent of the Company or the Company Subsidiaries is in default or breach of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar Contract relating in any way to the protection, ownership, development, use or transfer of Company Intellectual Property.

(h)    The computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data, data communication lines and all other computerized or information technology equipment and associated documentation used by the Company or its Subsidiaries in its day‑to‑day operations (collectively, “IT Assets”) (i) operate and perform in all material respects (A) in accordance with their documentation and functional specifications and (B) otherwise as required by the Company and its Subsidiaries in the operation of the Business, (ii) are free from material bugs, (iii) to the Knowledge of the Company do not contain any Viruses and (iv) have not malfunctioned or failed in a manner materially disruptive to the Business within the past three (3) years. The Company and its Subsidiaries have implemented reasonable backup, archive, security and disaster recovery technology and processes and other technology consistent with industry practices to protect and preserve its IT Assets. To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets.

(i)    Section 3.15(i) of the Company Disclosure Letter sets forth a true and complete list of, and accurately identifies, all (i) Owned Software, (ii)  Company Software (other than Software licensed under an Off‑the‑Shelf Software License or Public Software) that is licensed to the Company or any Company Subsidiary on a proprietary basis, (iii) Company Software that is not Owned Software and is incorporated or embedded in any Company Product, or distributed or otherwise used in connection therewith (“Embedded Software”), and (iv) Company IP Agreements pursuant to which the Company or any Company Subsidiary is authorized to use or distribute any Embedded Software, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof. The Company and its Subsidiaries have obtained all approvals necessary for exporting the Owned Software outside the United States and importing the Owned Software into any country in which the Owned Software is currently sold, licensed for use or otherwise distributed, and all such approvals are valid, current and in full force and effect.

(j)    Except as set forth in Section 3.15(j) of the Company Disclosure Letter, no Public Software is, forms part of, has been used in connection with the development of, is incorporated into or has been distributed with, in whole or in part, any Owned Software and no Public Software is, forms part of, is incorporated into or has been distributed with, in whole or in part, any Company Products; provided that the foregoing representation is made to the Knowledge of the Company with respect to any Public Software that forms part of, is incorporated into or has been distributed with any third party Software. With respect to the foregoing items of Public Software, (i) Section 3.15(j) of the Company Disclosure Letter identifies the underlying Public Software, the Company IP Agreement governing the use of such

Public Software, the particular material Owned Software in which such Public Software is present, whether any material modifications to such Public Software are incorporated in the Owned Software, and (ii) except as set forth in Section 3.15(j) of the Company Disclosure Letter, no material use, development, incorporation or distribution of such Public Software by the Company or a Company Subsidiary, (A) requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) to licensees or any other Person, (B) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing of Owned Software or Company Products (other than source code that is a part of such Public Software), (C) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse engineer any Owned Software or Company Products (other than source code that is a part of such Public Software), or (D) requires the licensing of any Owned Software or Company Products to any other Person for the purpose of making derivative works (other than source code that is a part of such Public Software); provided that the foregoing representation in clause (ii) above is made to the Knowledge of the Company with respect to any Public Software that forms part of, is incorporated into or has been distributed with any third party Software.

(k)    All source code and other documentation concerning Owned Software is correct, accurate, complete and sufficiently documented to enable a Software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of Software to which it pertains, without reference to other sources of information. No such source code has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation.

(l)    No university, military, educational institution, research center, or Governmental Authority (each, a “R&D Sponsor”) has funded or sponsored research and development conducted in connection with the Owned Intellectual Property, or has any claim of right to, ownership of or other Lien on any Owned Intellectual Property. No research and development conducted in connection with the Owned Intellectual Property was performed by a student or employee of any R&D Sponsor. Neither the Company nor any of the Company Subsidiaries has participated in any standards‑setting activities or joined any standards setting, Intellectual Property sharing, or similar organization that would affect the proprietary nature of any Owned Intellectual Property or restrict the ability of the Company or any Company Subsidiary to enforce, license or exclude others from using any Owned Intellectual Property.

Section 3.16    Material Contracts.

(a)    Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each of the following Contracts (other than Company Plans set forth on Section 3.12(a) of the Company Disclosure Letter) to which the Company or its Subsidiaries is a party and under which the Company or its Subsidiaries has remaining rights or obligations (each, a “Material Contract”):

(i)    any Contract (not including any employment Contract) that involved payments or consideration of more than $250,000 in the fiscal year ended December 31, 2014 for goods and services furnished by the Company or its Subsidiaries or for goods and services furnished to the Company and its Subsidiaries;

(ii)    any Real Property Lease with annual rental payments in excess of $150,000;

(iii)    any Contract under which the Company or its Subsidiaries has continuing material indemnification obligations to any third Person, other than those entered into in the ordinary course of business;

(iv)    any Contract involving a material joint venture or agreement of limited or general partnership;

(v)    any Contract evidencing Indebtedness of the Company or its Subsidiaries;

(vi)    any Contract containing covenants of the Company or its Subsidiaries not to (A) compete with any Person, (B) solicit any Person for employment or (C) engage in any line business or activity in any geographic region;

(vii)    any Contract evidencing an outstanding loan, advance or investment by the Company or its Subsidiaries to or in any Person (excluding trade receivables and advances to employees for normally incurred business expenses arising in the ordinary course of business);

(viii)    any Contract involving the sale, transfer or acquisition of any material business entered into by the Company and its Subsidiaries in the calendar year preceding the date of this Agreement;

(ix)    any Company IP Agreement (other than non-exclusive trademark license agreements and domain name purchase agreements entered into in the ordinary course of business, Off‑the‑Shelf Software Licenses, confidentiality agreements and inventions assignment agreements, except for inventions assignment agreements between the Company and (1) any Senior Employee or (2) any employee that is named in any patent and/or patent application included in the Registered Owned Intellectual Property);

(x)    any Contract under which any Person has an exclusive right to purchase products or services from, or supply products or services to, the Company or its Subsidiaries;

(xi)    any Contract for the employment of any Senior Employee or other individual providing annual compensation in excess of $250,000 or providing for severance, retention, change in control or other similar payments;

(xii)    any material management Contract and any Contract with independent contractors or consultants (or similar arrangements) that (A) is not cancelable without penalty or further payment and without more than 30 days’ notice or (B) requires annual payments in excess of $100,000; and

(xiii)    any Contract to which the Company or one of its Subsidiaries is a party that (A) establishes or requires any type of exclusive dealing, “most‑favored nation” or similar arrangement imposed on the Company or its Subsidiaries, or (B) contains any performance‑based guarantees by the Company or its Subsidiaries.

(b)    The Company has made available to Parent correct and complete copies of each Material Contract, including all amendments and supplements thereto. Each Material Contract is a valid and binding obligation of the Company or its Subsidiaries, as applicable (and, to the Knowledge of the Company, the other party or parties thereto) and is in full force and effect, and is enforceable against the Company or its Subsidiaries, as applicable (and, to the Knowledge of the Company, the other party or parties thereto), subject to the Enforceability Exceptions. Neither the Company nor its Subsidiaries (nor, to the Knowledge of the Company, the other party or parties thereto) is in material breach, violation of or default (or would be in material default with notice or lapse of time, or both) under any Material Contract.

Section 3.17    Environmental. (a) The Company and its Subsidiaries and their occupation and use of the Leased Real Property are, and have been, in compliance with all applicable Environmental Laws, (b) neither the Company nor its Subsidiaries have released any Hazardous Substances into the environment, and there has been no release of any Hazardous Substances at any Real Property formerly owned or leased by either of them, that require any investigation, remediation, cleanup, or remedial or corrective action under applicable Environmental Law, (c) neither the Company nor its Subsidiaries is conducting or funding any investigation, remediation, cleanup, or remedial or corrective action of or with respect to any release of Hazardous Substances, and (d) neither the Company nor its Subsidiaries has received any notice that it is in violation of or has liability under any applicable Environmental Law, except, in the case of clauses (a) through (d), as would not have a Material Adverse Effect.

Section 3.18    Brokers. No broker, finder or investment banker is or shall be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions as a result of any Contract entered into by or on behalf of the Company or its Subsidiaries or any of their respective Affiliates.

Section 3.19    Insurance. Section 3.19 of the Company Disclosure Letter contains a list of the insurance policies maintained by the Company and its Subsidiaries. None of the Company or its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying coverage thereunder. All premiums on such insurance policies due and payable as of the date hereof have been paid. There is no claim relating to the Business by the Company, its Subsidiaries or any of their Affiliates pending under any of such policies or as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. To the Knowledge of the Company, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such material policies or bonds.

Section 3.20    Affiliate Contracts. Other than the Company Funding Documents, or as set forth on Section 3.20 of the Company Disclosure Letter, there are no Contracts between or among the Company or its Subsidiaries, on the one hand, and any Company Securityholder or any Affiliate thereof or member of the Company Board, on the other hand (each, an “Affiliate Contract”).

Section 3.21    Title to Assets; Sufficiency of Assets. Except as described in Section 3.21 of the Company Disclosure Letter, the Company has good and marketable title to all of its real or material personal properties (whether owned or leased), material rights and material assets, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.21 of the Company Disclosure Letter or that would not be material to the business of the Company and its Subsidiaries, taken as a whole, (A) the assets, properties and rights owned, licensed or leased by the Company constitute all of the assets, properties and rights that are required for or currently used in connection with the conduct of the business of the Company as it is now being conducted and (B) following the Closing, none of the Company Securityholders or any of their respective Affiliates will own, lease or license any assets, properties or rights that are required for or currently used in connection with the conduct of the business of the Company as it is now being conducted.

Section 3.22    Accounts Receivable and Accounts Payable.

(a)    Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges from arm’s‑length transactions between unrelated parties in the ordinary course of business, consistent with GAAP and the Company’s past practices, and to the Knowledge of the Company, are fully collectible.

(b)    Except as set forth in Section 3.22(b) of the Company Disclosure Letter, all accounts payable of the Company reflected in the Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business, consistent with past practice, and have been paid or are not yet due and payable.

Section 3.23    Data and Privacy Laws.

(a)    The Company and its Subsidiaries have complied in all material respects, and are currently in compliance in all material respects with (i) all applicable Information Privacy and Security Laws, (ii) the Payment Card Industry Data Security Standard (PCI DSS), (iii) to the Knowledge of the Company, any other industry standards related to Information Privacy and Security Laws to which the Company and/or its Subsidiaries have agreed to comply, and (iv) all of the Company’s or its Subsidiaries’ internal privacy policies, in each case to the extent relating to the Processing of any Personal Information collected or maintained by the Company or its Subsidiaries or by third parties having access to the records of the Company or any of its Subsidiaries. The Company and its Subsidiaries have adopted and published privacy notices and policies that accurately describe in all material respects the Company’s or its Subsidiaries’ privacy practices (as applicable), to any website, mobile application or other electronic platform and complied in all material respects with those notices and policies. The Company has not received any written complaints regarding the Processing of Personal Information by the Company or any of its Subsidiaries or by third parties to whom the Company or its Subsidiaries has entrusted Personal Information.

(b)    No Person (including any Governmental Authority) has, since January 1, 2013, threatened to assert an Action pursuant to any written notice, or commenced any Action with respect to any alleged violation of any Information Privacy and Security Laws or any of the Company’s privacy or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification, or other misuse of any Personal Information maintained by, or on behalf of, the Company and, to the Knowledge of the Company, there is no reasonable basis for any such Action. The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the Transactions comply with the Company’s applicable privacy notices and policies and with all applicable Information Privacy and Security Laws.

(c)    The Company and its Subsidiaries have all necessary authority, consents and authorizations to Process the Personal Information in their possession or under their control in connection with the operation of the Business. To the Knowledge of the Company, none of the Personal Information in the possession, custody or control of the Company or any Company Subsidiary, or otherwise used and disclosed by the Company or any Company Subsidiary in the operation of the Business, has been provided to the Company or any Company Subsidiary by a third party in violation of applicable Law, including applicable Information Privacy and Security Laws or in a manner inconsistent with such third party’s own privacy policies. The Company and its Subsidiaries have taken all commercially reasonable steps necessary to confirm that each third party that provides the Company or any Company Subsidiary with Personal Information has and will provide that Personal Information in accordance with applicable Laws (including Information Privacy and Security Laws), Contracts or other terms to which the Company or its Subsidiaries are bound (as applicable).

(d)    The Company and its Subsidiaries have implemented, maintained and executed, as necessary, a security plan that is designed to (i) identify, mitigate and resolve internal and external risks to the security of any Personal Information, (ii) implement and monitor adequate and effective administrative, technical and physical safeguards to control those risks and (iii) maintain notification procedures in compliance with applicable Laws in the case of any breach of security compromising unencrypted data containing Personal Information. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has experienced any breach of security or other loss, unauthorized access, use or disclosure by third parties of Personal Information in the possession, custody or control of the Company or any of its Subsidiaries.

Section 3.24    Trade Compliance Matters.

(a)    The Company and its Subsidiaries are in compliance in all material respects with all applicable export control and economic sanctions laws and regulations of the United States and other countries, including the U.S. Export Administration Regulations (“EAR”) (13 C.F.R. 730 et seq.), the International Traffic in Arms Regulations (“ITAR”), the EAR’s rules on Restrictive Trade Practices or Boycotts (13 C.F.R. Part 760, the so‑called “Anti‑Boycott Regulations”), and the economic sanctions rules and regulations implemented under statutory authority and/or Presidential Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.; collectively, the “OFAC Regulations”).

(b)    The Company, neither the Company nor its Subsidiaries has, directly or indirectly, exported, re‑exported, sold or otherwise transferred any goods, software or technology subject to the EAR in violation of the EAR, ITAR or any OFAC Regulations. Since January 1, 2013, neither the Company nor its Subsidiaries has been a party to or a beneficiary under any Contract under which goods have been sold or services provided, directly or indirectly, to customers in countries subject to sanctions under the OFAC Regulations without the proper license or other authorization from the U.S. Government. In addition, neither the Company nor its Subsidiaries has engaged in any other transactions, or otherwise dealt, with any Person or entity with whom U.S. persons are prohibited from dealing under the EAR or the OFAC Regulations, including any person or entity designated by OFAC on the list of “Specially Designated Nationals and Blocked Persons”.

(c)    There has been and is no charge, proceeding or, to the Knowledge of the Company, investigation by any Governmental Authority with respect to a violation of any applicable U.S. or non‑U.S. export, import control or economic sanctions Laws and Regulations including the EAR, ITAR and the OFAC Regulations that is now pending or, to the Knowledge of the Company, has been asserted or threatened with respect to the Company or any of its Subsidiaries.

(d)    Except as set forth in Section 3.24(d) of the Company Disclosure Letter, the Company is in compliance in all material respects with all applicable U.S. and non‑U.S. customs Laws, including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company. Except as set forth in Section 3.24(d) of the Company Disclosure Letter, there is no charge, proceeding or, to the Knowledge of the Company, investigation by any Governmental Authority with respect to a material violation of any applicable U.S. or non‑U.S. customs Laws that is now pending or, to the Knowledge of the Company, threatened with respect to the Company.

Section 3.25    Anti‑Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with all anti‑money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to the Company or its Subsidiaries (collectively, “Money Laundering Laws”) and no claim by or before any Governmental Authority involving the Company with respect to Money Laundering Laws is pending and, to the Knowledge of the Company, no such claims are threatened or contemplated.

Section 3.26    Certain Business Practices.

(a)    None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or of any of its Subsidiaries, or, to the Knowledge of the Company, any third party used by the Company or of any of its Subsidiaries or Affiliates in connection with the operation of the Business, is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a violation by any such person of any other applicable Anti‑Corruption Laws; or (iii) a violation of, or operation in noncompliance with, any export restrictions, anti‑boycott regulations, embargo regulations or other applicable Laws.

(b)    The Company and each of its Subsidiaries have conducted their businesses in compliance in all material respects with (i) the FCPA and other applicable Anti‑Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all applicable Laws relating to United States export controls, and (B) anti‑boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

(c)    Section 3.26(c) of the Company Disclosure Letter sets forth the Company’s standard policies and practices currently used as a basis for training and evaluating the performance of the sales personnel of the Company and the Subsidiary.

Section 3.27    Anti‑Takeover Provisions. No anti-takeover statute or regulation (including Sections 203 of the DGCL) enacted under any Law applicable to the Company or any anti-takeover provision in the Company Governing Documents (other than such provision that has been waived prior to the date of this Agreement) is applicable to this Agreement or the Merger. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

Section 3.28    Warranty. Section 3.28 of the Company Disclosure Letter sets forth a (i) description of the Company’s standard warranty terms and (ii) list of any Material Contracts that contain warranty terms which differ in any material respect from such standard warranty terms. All products and services sold, provided or delivered by the Company to customers conform, in all material respects, to applicable contractual commitments, and, to the Knowledge of the Company, and other than as reserved for in the ordinary course of business, the Company has no liability for damages in connection therewith.

Section 3.29    Disclaimer. The representations and warranties made by the Company in this Article III (as modified by the Company Disclosure Letter) are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. The Company hereby disclaims any such other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Company or its Subsidiaries (including any pro forma financial information, supplemental data or financial projections or other forward‑looking statements) furnished or made available to Parent, Merger Sub and their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions (the “Evaluation Material”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company (both as of the date of this Agreement and, unless such representation or warranty is specifically made as of a date prior to the Closing Date, the Closing Date) as follows:
Section 4.1    Organization and Qualification. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the operation, ownership or leasing of its assets or properties makes such qualification or license necessary; except, in the case of clauses (b) and (c) of this sentence, where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions. The Certificate of Incorporation and By-laws of Parent and Merger Sub, copies of which have previously been made available to the Company, are correct and complete copies of Parent’s and Merger Sub’s respective organizational documents as in effect as of the date hereof.

Section 4.2    Authorization of Agreement.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and, subject to the adoption of this Agreement following its execution by Parent in its capacity as the sole stockholder of Merger Sub (which adoption will occur prior to the Closing), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.

(b)    This Agreement has been, and, when executed, the other Transaction Documents to which it is a party will be, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes, or will constitute, the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(c)    The Board of Directors of Merger Sub has unanimously (i) determined that it is advisable and in the best interests of Merger Sub and its sole stockholder, Parent, for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein and (ii) approved this Agreement, the other Transaction Documents and the Transactions.

Section 4.3    Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with the Transactions. All of the issued and outstanding capital stock of each of Merger Sub is owned directly by Parent.

Section 4.4    No Conflict; Required Filings and Consents.

(a)    Assuming the accuracy of the representations and warranties contained in Section 3.5 and that the Parent Approvals have been obtained and the filings and notifications described in Section 4.4(b) have been made, the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of Parent and Merger Sub, the consummation of the Transactions and the performance by each of Parent and Merger Sub of its respective obligations under this Agreement and the other Transaction Documents to which it is a party do not and, as of the Closing, shall not (i) violate the Certificate of Incorporation and By-laws of Parent and Merger Sub, (ii) result in a breach of any Law applicable to Parent and Merger Sub or any of their respective assets or properties, or (iii) result in a breach of, cause the termination of, give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under any material Contract to which it is a party; except in the case of clauses (i) through (iii) of this sentence, where such violation, breach, termination or default would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions.

(b)    Assuming the accuracy of the representations and warranties contained in Section 3.5, the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of Parent and Merger Sub, the consummation of the Transactions and the performance by each of Parent and Merger Sub of its respective obligations under this Agreement and the other Transaction Documents to which it is a party do not and, as of the Closing, shall not require Parent or Merger Sub to obtain any consent, license, permit, approval, waiver or authorization of, or make any registration, declaration or filing with, any Governmental Authority, except for (i) the HSR Filing; and (ii) the filing of the Certificate of Merger with the Secretary of State for the State of Delaware (the notifications, consents and filings described in clauses (i) and (ii) of this Section 4.4(b), collectively, the “Parent Approvals”).

Section 4.5    Actions. There are no Actions pending, or to the knowledge of Parent, threatened against or relating to Parent or Merger Sub, any of their respective assets or properties or any present or former officer or director of Parent or Merger Sub (in his or her capacity as such), in each case, that would result in a material adverse effect on the ability of Parent or Merger Sub to enter into this Agreement and the other Transaction Documents to which it is a party, or to consummate the Transactions in accordance with this Agreement and the other Transaction Documents to which it is a party.

Section 4.6    Orders. None of Parent, Merger Sub or any of their respective assets or properties is subject to any Order that would result in a material adverse effect on the ability of Parent or Merger Sub to enter into this Agreement and the other Transaction Documents to which it is a party, or to consummate the Transactions.

Section 4.7    Sufficient Funds. As and when needed, Parent will have available all the funds that are necessary to consummate the Merger, to pay the applicable portion of the Merger Consideration in full, as and when contemplated by this Agreement and the Earn-Out Agreement, and to otherwise perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 4.8    Brokers. Except for J.P. Morgan Securities LLC, no broker, finder, financials advisors or investment banker is or shall be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions as a result of any Contract entered into by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 4.9    Disclaimer. The representations and warranties made by Parent and Merger Sub in this Article IV are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. Each of Parent and Merger Sub hereby disclaims any such other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding Parent or Merger Sub (including any pro forma financial information, supplemental data or financial projections or other forward‑looking statements) furnished or made available to the Company and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1    Conduct of Business Prior to the Closing.

(a)    The Company hereby covenants and agrees that, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), except as expressly provided in this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by Parent, the Company shall, and shall cause its Subsidiaries to, (i) operate its business in the ordinary course of business in all material respects and (ii) use its commercially reasonable efforts to (A) preserve intact in all material respects the Business, the relationships of the Company with customers, suppliers and others having business dealings with the Company in a manner consistent with past practice and (B) keep available the services of its Senior Employees.

(b)    The Company hereby covenants and agrees that, during the Pre‑Closing Period, except as expressly provided in this Agreement, the termination, cancellation or amendment of the Contracts listed on Part II of Section 3.5 of the Company Disclosure Letter,

as set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by Parent, it shall not, and shall cause its Subsidiaries not to:

(i)    amend or restate the Company Organizational Documents or the Subsidiaries’ Organizational Documents;

(ii)    issue, redeem, repurchase, recapitalize, sell, pledge, encumber, split, combine, subdivide, reclassify, purchase or otherwise acquire, in each case, directly or indirectly, any shares of any class of its capital stock or any options, warrants, calls or other similar rights to acquire, or other securities convertible into or exchangeable or exercisable for, any such shares of such capital stock, except upon the exercise of a Company Option;

(iii)    sell, lease, transfer, convey or incur any Lien on any of its material assets, except in the ordinary course of business consistent with past practice;

(iv)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except as required under the Company Organizational Documents;

(v)    (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets (other than assets purchased under ordinary course agreements with suppliers); (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets that, in each case, cannot be repaid in full at the Effective Time using a portion of the Purchase Price pursuant to Section 2.13(a)(i); or (C) enter into or amend any contract, agreement, commitment or arrangement with respect to any restricted matter or action set forth in this Section 5.1(b)(v);

(vi)    amend, modify in any material respect, assign, cancel or consent to the termination of any Material Contract, or amend, modify in any material respect, assign, waive or consent to the termination of any material rights of the Company thereunder, in each case, other than in the ordinary course of business consistent with past practice;

(vii)    except (A) (1) Contracts that are entered into in the ordinary course of business consistent with past practice excluding any Contracts that would be required to be disclosed pursuant to Section 3.16(a)(ii), (iii), (vii), (viii), (ix), or (xii) if entered into on or before the date hereof and (2) Contracts that are entered into in the ordinary course of business consistent with past practice after the date which is forty-five (45) days after the date hereof that would be required to be disclosed pursuant to Section 3.16(a)(i), (iv), (v), (vi), (x), (xi) or (xiii) if entered into on or before the date hereof, and (B) for Contracts entered into in connection with the matters disclosed in Section 5.1 of the Company Disclosure Letter, enter into any Contract that, if entered into on or before the date hereof, would be required to be set forth on Section 3.16(a)(i) through (xiv) of the Company Disclosure Letter (replacing, for the purposes of Section 3.16(a)(i), the reference to December 31, 2014 with a reference to December 31, 2015 and disregarding, for the purposes of Section 3.16(a)(viii), the limitation that only Contracts entered in the calendar year preceding the date of this Agreement shall be disclosed);

(viii)    make any changes in accounting methods, principles or practices, except as required by GAAP or applicable Law;

(ix)    except as required by applicable Law or any Company Plan in existence as of the date of this Agreement, (A) hire any additional employees except (i) to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or (ii) in the ordinary course of business consistent with past practice; (B) increase the base salary or other compensation or remuneration payable to any Service Provider, other than with respect to non‑Senior Employees in the ordinary course of business consistent with past practice; (C) grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control or severance agreement with, any Service Provider (other than the payment of severance or other termination benefits to or repurchase of equity-based awards from non-Senior Employees in the ordinary course of business consistent with past practice); (D) establish, adopt, enter into, materially amend or terminate any Company Plan; (E) increase benefits payable under any existing severance or termination pay policies with any director or employee; or (F) grant or award any equity or equity‑based compensation to any Service Provider, other than with respect to non‑Senior employees in the ordinary course of business consistent with past practice;

(x)    make or change any Tax election, settle or compromise any Tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes, make any change in Tax accounting methods, file any amended Tax Return, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xi)    (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Owned Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the material Registered Owned Intellectual Property, (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Owned Intellectual Property, except in the ordinary course of business consistent with past practice, (C) develop, create or invent any Intellectual Property jointly with any third party, (D) disclose or allow to be disclosed any of the Company’s or any Company Subsidiary’s confidential information, including confidential Company Intellectual Property, to any person, other than employees of the Company or the Company Subsidiaries and third parties pursuant to subsection (B) herein, in each case, that are subject to a valid and enforceable confidentiality or non-disclosure agreement protecting against further disclosure thereof, or (E) fail to (1) notify Parent promptly of any infringement, misappropriation or other violation of, or conflict with, any Company Intellectual Property of which the Company becomes aware or (2) consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property;

(xii)    waive any claims or rights of material value, or abandon, disclaim, assign, sell, transfer or grant any security interest in, to or under material assets of the Company or its Subsidiaries;

(xiii)    (A) enter into any settlement agreement with respect to any lawsuit comprising the Class Action Litigation or (B) enter into any settlement agreement (other than in the ordinary course of business consistent with past practice) with respect to any other claim, or waive or discharge any such claim, relating to or arising from the operation of the business of the Company or its Subsidiaries;

(xiv)    fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent with the past practice of the Company and its Subsidiaries;

(xv)    mortgage, pledge or subject to any Lien any of its properties or assets, except for (A) Permitted Liens and (B) in the ordinary course of business consistent with past practice of the Company and its Subsidiaries; provided that, in the case of clause (B), such Liens shall be released at or prior to Closing;

(xvi)    take any actions or omit to take any actions that would or would be reasonably likely to (A) result in any of the conditions set forth in Article VII not being satisfied, (B) result in new or additional required approvals from any Governmental Authority in connection with the Transactions that would materially delay the consummation of the Transactions, or (C) materially impair, interfere with, hinder or delay the ability of Parent, Merger Sub or the Company to consummate the Transactions in accordance with the terms of this Agreement; or

(xvii)    announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.2    Access and Information. During the Pre‑Closing Period, the Company shall, and shall cause its Subsidiaries to, in connection with the Transactions (a) afford to Parent and Parent’s Representatives (i) reasonable access to the offices, properties and books and records of the Company and each of its Subsidiaries and (ii) reasonable assistance and cooperation of the appropriate personnel and agents of the Company and each of its Subsidiaries in the review of such books and records and (b) furnish to the officers, employees, and other Representatives of Parent such financial and operating data and other information regarding the Business (or copies thereof) as Parent may from time to time reasonably request; provided, however, that any such access or furnishing of additional information shall be conducted at Parent’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Business.

Section 5.3    Parent Conduct Prior to the Closing. Parent hereby covenants and agrees that, during the Pre-Closing Period, except as consented to in writing by the Company, it shall not, and shall cause its Subsidiaries not to enter into any settlement agreement with respect to any lawsuit comprising the Class Action Litigation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    HSR Filings; Required Consents; Notification of Certain Matters.

(a)    HSR Filings.

(i)    Each of Parent and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the expiration or termination of the waiting period under the HSR Act (the “Waiting Period”) so as to enable the parties hereto to consummate the Transactions as promptly as practicable.

(ii)    Without limiting the generality of Section 6.1(a)(i), each of Parent and, if required, the Company, agrees to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and request early termination of the Waiting Period (the “HSR Filing”) as promptly as practicable and in any event within one (1) Business Day of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto shall pay, or cause to be paid, its respective filing or other fees incurred in connection with the HSR Filing.

(iii)    Neither Parent, Merger Sub nor the Company shall agree to extend or to toll any applicable waiting period under the HSR Act or to enter into any agreement with any Governmental Authority to delay or otherwise not consummate as soon as practicable any of the Transactions without the prior written consent of all other parties hereto.

(b)    Required Consents.

(i)    Without limiting the provisions of Section 6.1(a), each of Parent and the Company further agrees to cooperate and use commercially reasonable efforts to (A) make, as promptly as practicable, all necessary filings and submissions, and thereafter make any other required submissions and obtain, as promptly as practicable, from any Governmental Authority any authorizations, exemptions, certificates, registrations, clearances, consents, orders, approvals, permits or licenses that are required under any applicable Law to be obtained or made by the Company, its Subsidiaries, Parent or Merger Sub in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (B) promptly respond to any requests from a Governmental Authority for information under any applicable Law. Except to the extent prohibited by applicable Law, the Company and Parent shall (1) promptly notify the other of any communications received by it from any Governmental Authority or members of its staff that relate to the Transactions and (2) consider in good faith the views of one another in connection with and provide to the other in advance, any filings and submissions made or submitted by or on behalf of any party hereto pursuant to Section 6.1(a) and this Section 6.1(b)(i) or any correspondence or communications with any Governmental Authority or members of its staff in connection with any filings or submissions made pursuant to

Section 6.1(a) and this Section 6.1(b)(i), and if requested, accept reasonable additions, deletions or changes suggested by the other party in connection therewith; provided, however, that any correspondence or communications provided to the other party pursuant to this sentence may be redacted (x) to remove references concerning the valuation of the Company and its Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney‑client or other privilege or confidentiality concerns. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority relating to the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting, telephone call or discussion.

(ii)    Promptly following the date hereof, the Company shall give any notices to third Persons (other than any Governmental Authority), and use its commercially reasonable efforts to obtain any consents or approvals from third Persons (other than any Governmental Authority) required in connection with the consummation of the Transactions under the Contracts that are set forth in Section 6.1(b)(i) of the Company Disclosure Letter. Parent shall use its commercially reasonable efforts to assist the Company in obtaining all such consents and approvals and providing such notices, including providing any reasonable information or executing any documents reasonably required in connection therewith. Notwithstanding the foregoing, neither Parent, Merger Sub, the Company nor the Company’s Subsidiaries shall have any obligation to pay any fee or similar payment to such third Person for the purpose of obtaining such consents or approvals, any costs and expenses of such third Person resulting from the process of obtaining any such consents or approvals, or otherwise spend any money in connection with obtaining such consents or approvals.

(c)    Notification of Certain Matters.

(i)    During the Pre‑Closing Period, the Company shall give prompt notice to Parent upon becoming aware of (A) any notices, complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authorities with respect to the Transactions, (B) any written notices or other written communications from any third Persons alleging that the consent of such Person is or may be required with respect to the Transactions, (C) the institution of any Action involving the Company or its Subsidiaries, or (D) the termination or resignation of any Senior Employee or the Company’s or its Subsidiary’s receipt of notice from any Senior Employee of his or her intention to resign or otherwise terminate employment with the Company or its Subsidiaries.

(ii)    During the Pre‑Closing Period, Parent shall give prompt (but not prior to Parent’s public dissemination of such event, if required by applicable Law) notice to the Company upon becoming aware of (A) any notices, complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authorities with respect to the Transactions, (B) any written notices or other written communications from any third Persons alleging that the consent of such Person is or may be required with respect to the Transactions, or (C) the institution of any Action involving Parent (as it relates to the Transactions) or Merger Sub.

Section 6.2    Public Announcements.

(a)    Except as may be required to comply with applicable Law, Parent and the Company will collaborate in the preparation of both the initial public announcement pertaining to this Agreement and the Transactions and any public announcements made in connection with the Closing (the “Initial Public Announcements”), the content, timing and means of delivery of which will be mutually agreeable to Parent and the Company. Except as may be required to comply with applicable Law, no party hereto will make any statements prior to or in contradiction with the Initial Public Announcements.

(b)    Following the Initial Public Announcements, Parent shall, prior to issuing any other press release or making any other filing or public announcement pertaining to this Agreement and the Transactions, use commercially reasonable efforts to (i) consult with the Company, (ii) deliver a draft of such public announcement to the Company, (iii) give the Company reasonable opportunity to comment thereon, and (iv) consider in good faith such comments thereon and the inclusion of such comments therein; provided, that notwithstanding the foregoing subclauses (i) through (iv), Parent retains sole and absolute discretion to take or not take any action that may be required to comply with Law or the requirements of the NYSE; provided, further, that the foregoing shall not restrict Parent from making public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls if such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by Parent.

(c)    Following the Initial Public Announcements, the Company and its Subsidiaries, GHI, GHP and the Securityholder Representative shall, and the Securityholder Representative shall cause each Company Securityholder to, prior to issuing any press release or other public announcement pertaining to this Agreement and the Transactions, use commercially reasonable efforts to (i) consult with Parent, (ii) deliver a draft of such public announcement to Parent, (iii) give Parent reasonable opportunity to comment thereon, and (iv) consider in good faith such comments thereon and the inclusion of such comments therein.

Section 6.3    Indemnification of Directors and Officers.

(a)    For a period of six years following the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless all current and former directors and officers of the Company and its Subsidiaries (in their capacities as such) (each, a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”) from and against any Damages incurred by such Company Indemnified Party by reason of: (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or its Subsidiaries or otherwise in connection with the business of the Company or its Subsidiaries; or (ii) the fact that he or she is or was a director or officer of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL (it being understood that the DGCL requires that a Company Indemnified Party must have acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and its Subsidiaries, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful), indemnification agreements existing on the date hereof or the Company Organizational Documents or the Subsidiaries’ Organizational Documents in effect on the date hereof. The Surviving Corporation shall ensure that the provisions in the Certificate of

Incorporation and By‑laws of the Surviving Corporation allowing for the indemnification of the Company Indemnified Parties and the provision of insurance for the Company Indemnified Parties shall not be amended in a manner that would limit the scope of such indemnification and insurance.

(b)    The Surviving Corporation shall purchase a “tail” insurance policy comparable to the Company’s and its Subsidiaries’ current policies of directors’ and officers’ liability insurance coverage for the Company Indemnified Parties that shall provide such Company Indemnified Parties with coverage for a period of six years from and after the Effective Time, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less favorable in the aggregate than the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend an annual amount in excess of 125% of the annual premiums currently paid by the Company for such insurance coverage.

(c)    The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and each party entitled to insurance coverage under this Section 6.3, respectively, and his or her heirs and legal representatives.

(d)    If the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then Parent shall cause proper provisions to be made such that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.3.

Section 6.4    Employee Matters.

(a)    Parent shall give individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time (the “Employees”), full credit for purposes of eligibility to participate and vesting under the employee benefit plans or arrangements maintained by Parent or its Subsidiaries in which such Employees participate following the Closing Date for such Employees’ service with the Company, and prior service with Parent or its Affiliates (as and to the same extent such prior service was recognized by the Company), to the same extent recognized by comparable Company Plans immediately prior to the Closing Date; provided that no such credit will result in a duplication of benefits or require any retroactive contributions. Notwithstanding the foregoing, with respect to any welfare benefit plans maintained by Parent or its Subsidiaries for the benefit of Employees on and after the Closing Date, Parent shall use commercially reasonable efforts to (i) cause there to be waived any eligibility requirements or preexisting condition limitations to the same extent waived under comparable plans of the Company immediately prior to the Closing Date and (ii) give effect, in determining any deductible and maximum out‑of‑pocket limitations, to amounts paid by such Employees in the year of the Closing Date with respect to similar plans maintained by the Company.

(b)    Except as otherwise provided in the Offer Letters or any other agreement entered into by the Surviving Corporation or Parent with an employee, for the period beginning on the Closing Date and ending December 31, 2015, Parent shall provide (or cause the Surviving Corporation or another Affiliate of Parent to provide) the Employees with (i) salary or wage level, (ii) non-equity-based incentive compensation opportunities, and (iii) non‑equity‑based employee benefits, including, without limitation, matching contributions under the Company’s 529 plan (the compensation and benefits described in the foregoing clauses (i), (ii), and (iii) being collectively referred to as “Employee Benefits”), in each case which are substantially comparable in the aggregate to the Employee Benefits provided to the Employees by the Company or its Subsidiaries immediately prior to the Closing Date. For the 2016 calendar year, Parent shall cause the Surviving Corporation (or other Affiliate of Parent) to provide Employee Benefits to the Employees that are substantially comparable in the aggregate to those compensation opportunities and employee benefits generally provided by the Parent to its similarly situated employees.

(c)    Nothing in this Section 6.4, whether express or implied, shall in any way (i) constitute or be deemed to be an amendment to any Company Plan or any other compensation or benefit plan, program or arrangement of the Company or Parent, (ii) prevent the amendment or termination of any Company Plan or interfere with the right or obligation of Parent or the Surviving Corporation to make such changes as are necessary to conform with applicable Law, (iii) otherwise operate to require Parent to duplicate any payments or benefits payable pursuant to any Company Plan or other compensation or benefits plans, policies, programs, agreements or other arrangements of the Surviving Corporation, (iv) provide or confer upon any Person any third‑party beneficiary rights, including any right to employment or continued employment for any specified period or continued participation in any benefit plan, by reason of this Section 6.4, or (v) limit Parent’s or the Surviving Corporation’s or any of their respective Subsidiaries’ rights to terminate any Employee for any reason at any time.

(d)    The Parent and the Company hereby approve and agree that the Dun & Bradstreet Credibility Corp. 401(k) Plan of the Company shall be merged with and into the Dun & Bradstreet 401(k) Plan of Parent on or as soon as practicable (in the reasonable discretion of Parent) following the Effective Time.

Section 6.5    Company Stockholder Approvals. Promptly following the execution of this Agreement, but in any event no later than 11:59 p.m., Eastern time, on the date of this Agreement, the Company shall obtain the Company Stockholder Approvals and deliver a copy thereof to Parent. Promptly following its delivery of the Company Stockholder Approvals to Parent, the Company shall deliver to the Company Stockholders that did not execute the Stockholder Written Consent (i) a copy of such Stockholder Written Consent, and (ii) the notice(s) required pursuant to Section 228 and 262(d)(2) of the DGCL, the Company Organizational Documents or the Company Funding Documents. Any such notice will comply with the requirements of applicable Law.

Section 6.6     Payoff Letters; Release of Liens. Contemporaneously with the repayment of the Closing Date Indebtedness pursuant to Section 2.13(a)(i), the Company shall deliver or cause to be delivered to Parent a payoff letter executed by each lender of Closing Date Indebtedness (or, if applicable, the administrative or other agent in respect of any applicable credit facility), effective as of the Effective Time (collectively, the “Payoff Letters”), which shall provide for, among other things, the release, discharge, removal and termination of all Liens on the assets of the Company and its Subsidiaries arising under any applicable credit facility and related agreements upon payment of the amounts set forth therein.

Section 6.7    Preservation of Books and Records. Parent shall, at its own expense, preserve and keep, and cause the Surviving Corporation and its Subsidiaries to preserve and keep, in accordance with the then-current written retention policies of Parent, books and records held by the Company or its Subsidiaries relating to the Company Securityholders that are required to be retained under such retention policies, during which time Parent shall make such books and records available to the Securityholder Representative as the Securityholder Representative may reasonably require in order to facilitate the resolution of any claims made against or incurred by any Company Securityholders relating to the business of the Company and its Subsidiaries conducted prior to Closing. Parent may destroy such books and records after such time, but only after Parent gives 30 days prior written notice to the Securityholder Representative and details the contents of such books and records to be destroyed. The Securityholder Representative (on behalf of the Company Securityholders) shall have the option to take possession of such books and records at its own expense within 30 days of the date of such notice by Parent.

Section 6.8    FIRPTA Certificate. On or prior to the Effective Time, the Company shall deliver to Parent a properly executed statement and corresponding notice to the IRS, in a form acceptable to the Parent (the “FIRPTA Certificate”), for purposes of satisfying the Parent’s obligations under Sections 1.897‑2(h) and 1.1445‑2(c)(3) of the Treasury Regulations.

Section 6.9    Further Assurances. Subject to the terms and conditions of this Agreement, each party to this Agreement agrees to execute such documents and use commercially reasonable efforts to take or cause to be taken all action and to perform or cause to be performed all things and acts reasonably necessary, proper or advisable to carry out the provisions of this Agreement and to consummate the Transactions, including contesting any Action relating to the Transactions. No document executed pursuant to this Section 6.9 shall be deemed to expand or limit the rights and obligations of the parties hereto beyond those provided in this Agreement or provide for any additional rights or obligations of the parties hereto that are not provided for in this Agreement. In the event of any conflict between the terms of any such documents and this Agreement, the terms of this Agreement shall control.

Section 6.10    [Reserved].

Section 6.11    Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and each party hereto agrees such terms shall continue in full force and effect until the Closing and shall apply to all information made available by any party to the other parties hereto pursuant to Section 5.2 or otherwise pursuant to this Agreement. The confidentiality provisions of the Confidentiality Agreement shall terminate as of the Closing. Following the Closing, the Securityholder Representative and each Seller agrees to, and shall cause its Representatives and Affiliates to, (a) treat and hold as confidential (and not disclose or provide access to any Person) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business or the Company, (b) in the event that the Securityholder Representative or any Seller (or any of their Representatives or Affiliates) becomes legally compelled to disclose any such information, provide Parent with prompt written notice of such requirement (to the extent not prohibited by applicable Law) so that Parent or the Surviving Corporation may seek a protective Order or other remedy or waive compliance with this Section 6.11, (c) in the event that such protective Order or other remedy is not obtained, or Parent waives compliance with this Section 6.11, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable commercial efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Parent and the Surviving Corporation any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Securityholder Representative or any Seller (or any of their Representatives or Affiliates) and destroy any and all additional copies then in the possession of the Securityholder Representative or the Sellers (or any of their Representatives or Affiliates) of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Securityholder Representative or the Sellers (or their respective Representatives or Affiliates).

Section 6.12    [Reserved].

Section 6.13    Agreement to Defend; Shareholder Litigation; Waiver and Release.

(a)    In the event any Action by any Governmental Authority or other person is commenced that questions the validity or legality of the Merger or this Agreement or seeks damages, an injunction or other similar restraint in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

(b)    During the Pre-Closing Period, the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things reasonably necessary, proper or advisable to defend Parent, the Company and DBCC in connection with the Class Action Litigation, including: (i) producing any relevant books, records and documentation (subject to applicable Law); (ii) making all applicable filings and motions; and (iii) producing all witnesses controlled or employed by, or affiliated with, such party, in each case, in furtherance of such defense.

(c)    Parent and Company hereby agree to amend the first sentence of Section 1 of the Standstill Agreement to read as follows: “This Agreement shall be in effect from February 20, 2014 (the “Effective Date”) until thirty (30) days after the earlier of (i) the Closing (as defined in the Merger Agreement) and (ii) the termination of the Agreement and Plan of Merger, dated as of April 27, 2015 (the “Merger Agreement”), by and among Dun & Bradstreet, Inc., a Delaware corporation, Brad Acquisition Corp., a Delaware corporation and a wholly‑owned Subsidiary of Parent, Credibility Corp., a Delaware corporation, Great Hill Equity Partners IV, L.P., a Delaware limited partnership, Great Hill Investors, LLC, a Delaware limited liability company, Great Hill Equity Partners IV, L.P., a Delaware limited partnership, as the representative of the Company Securityholders and Carbon Investments, LLC, a California limited liability company, as the representative of the Company Common Securityholders solely in respect of matters related to the Earn-Out Agreement.” Promptly following the Closing, Parent, the Surviving Corporation and the Securityholder Representative shall take such actions as are necessary to promptly cause the DBCC Lawsuit to be dismissed with prejudice.

(d)    As an inducement and condition to the parties’ willingness to enter into this Agreement, effective as of the Effective Time, each of Parent, on behalf of itself and its Subsidiaries and Affiliates, on the one hand, and the Company, on behalf of itself and its Subsidiaries and Affiliates, on the other hand, and its and their respective past and current employees, officers, directors, representatives, agents, administrators, executors, divisions, unincorporated entities, d/b/a entities, heirs, assigns, successors, predecessors, parents, subsidiaries, partners, principals, owners, investors and shareholders, does hereby mutually agree to knowingly and willingly forever release and absolutely and forever fully discharge the other party and its Subsidiaries and Affiliates, and its and their respective past and current employees, officers, directors, representatives, attorneys (including, but not limited to, Gibson, Dunn & Crutcher LLP, Goodwin Procter LLP, Proskauer Rose LLP, Stubbs Alderton, Latham & Watkins LLP, their current and former respective partners, associates, and employees), agents, administrators, executors, divisions, unincorporated entities, d/b/a entities, heirs, assigns, successors, predecessors, parents, subsidiaries, partners, principals, owners, investors and shareholders, of and from any and all claims, causes of action, liabilities, demands, charges or disputes, whether direct, indirect or derivative, known or unknown, absolute, matured, contingent, liquidated or unliquidated claims arising out of, derived from, predicated upon or relating to the CSA Agreements and the DBCC Lawsuit; provided that this Section 6.13(d) shall be void and have no effect in the event that this Agreement is terminated prior to the Closing.

Section 6.14    No Shop.

(a)    The Company agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Securityholders) with respect to any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction, (iv) enter into any Competing Transaction Agreement, or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. The Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 6.14(a). The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted by the Company, any of its Subsidiaries or its or any of their Representatives with respect to a Competing Transaction prior to the execution of this Agreement. The Company shall promptly request each person that has heretofore executed a confidentiality agreement in connection with such person’s consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such person’s obligation to do so.

(b)    The Company shall promptly (and in any event within 24 hours after the Company attains knowledge thereof) notify Parent, orally and in writing, after the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of any bona fide proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction, including any request for discussions or negotiations and any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries. Such notice shall include a description of such proposal, inquiry, offer or request, including the material terms and conditions (if any) of such proposed Competing Transaction, and the Company shall promptly (and in any event within 24 hours after the Company attains knowledge thereof) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing; provided that the Company may redact such materials so as not to disclose the identity of the party making such proposal, inquiry, offer or request for a Competing Transaction if the disclosure thereof is prohibited by contract or Law. The Company agrees that it shall keep Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, inquiry, offer or request.

Section 6.15    Non‑Solicitation.

(a)    For a period of thirty-six (36) months commencing on the Closing Date (the “Restricted Period”), neither GHP nor GHI shall directly, or indirectly via their controlled portfolio companies, hire or solicit any Senior Employee of Parent or any of its Affiliates, including the Surviving Corporation, or encourage any such employee to leave his or her employment, except pursuant to a general solicitation which is not directed specifically to any such employees or the solicitation of any such employee that was terminated by Parent or any of its Affiliates, including the Surviving Corporation, prior to such general solicitation.

(b)    The parties acknowledge that a breach or threatened breach of this Section 6.15 would give rise to irreparable harm to Parent and its Affiliates, including the Surviving Corporation, for which monetary damages would not be an adequate remedy, and hereby agrees that notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by either GHP or GHI of any such obligations, Parent shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining Order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(c)    The parties agree that the duration and scope of the non‑solicitation provisions set forth in this Section 6.15 are reasonable. In the event that any court of competent jurisdiction determines that the duration, scope or other limitations set forth in this Section 6.15 are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and having the broadest limitations that would not render it unenforceable. The parties intend that the covenants contained in this Section 6.15 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. The unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any such county shall not invalidate or render unenforceable such covenant or provision in any other such county.

Section 6.16    Section 280G. Promptly following the execution of this Agreement, but in any event no later than 11:59 p.m., Eastern time, on the date of this Agreement, the Company shall provide Parent with a copy of Section 280G calculations for its disqualified individuals (within the meaning of Section 280G of the Code). If any person would be subject to any excise tax imposed under Section 4999 of the Code, then the Company shall provide such person(s) with the opportunity to subject any payments that could constitute a “parachute payment” pursuant to Section 280G of the Code to a stockholder vote in a manner intended to comply with the stockholder vote requirements under Section 280G of the Code and the applicable regulations. Prior to providing the Company Stockholders with any materials necessary to comply with such stockholder vote, the Company shall provide a copy of such materials to Parent in sufficient time to allow Parent to comment thereon and shall consider any such comments in good faith.

Section 6.17    Company Funding Documents. Prior to the Effective Time, the Company shall have taken all actions necessary to (i) terminate, and shall cause to be terminated, each Company Funding Document, and (ii) obtain the release, discharge, removal and termination of all Liens on the Company Securities and the assets of the Company and its Subsidiaries arising under any applicable Company Funding Document.

Section 6.18    Invention Assignment Agreement. Prior to the Effective Time, the Company shall have caused each of the employees or third parties listed on Section 6.18 of the Company Disclosure Letter to execute a valid and enforceable Contract with the Company or its Subsidiaries, as applicable, pursuant to which such employee or third party transfers to the Company or its Subsidiaries, as applicable, such employee’s or third party’s entire right, title and interest in and to any Intellectual Property that has been conceived, developed or created for the Company or the Company Subsidiaries by such employee or third party.

ARTICLE VII

CONDITIONS

Section 7.1    Conditions to Obligations of Each Party. The respective obligations of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the parties hereto:

(a)    No Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(b)    Expiration or Termination of HSR Period. All applicable waiting periods (and extensions thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or otherwise been terminated.

(c)    No Pending Actions. There shall not be pending any Action seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Parent of all or any significant portion of the Company Securities or the Business or the consummation of the Transactions; provided that an Action will not be deemed to be pending if a court of competent jurisdiction rules that an injunction or restraining order is not granted or, if previously granted, is removed.

Section 7.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Transactions are also subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing by Parent:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1 (other than the last sentence), Section 3.2, Section 3.3 (other than the last sentence) and Section 3.4 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except for de minimis exceptions; and (ii) each of the representations and warranties of the Company contained in Article III, other than the representations and warranties (or portions thereof) identified in clause (i) above, shall be true and correct without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect, and except, in the case of each of clauses (i) and (ii) above, to the extent that such representations and warranties address matters only as of an earlier date, in which case they shall be true and correct in the manner set forth in clauses (i) and (ii) above, as of such date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

(b)    Covenants and Agreements. The Company shall have performed or complied in all material respects with each of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company

(c)    Deliverables. The Company shall have performed or complied in all respects with its obligations under Section 2.2(c), Section 2.2(d) and Section 2.2(e), and each of the Escrow Agreement and the Earn-Out Agreement, the Offer Letters and the Non‑Competition Agreements shall remain in full force and effect as of the Effective Time.

(d)    Dissenting Shares. Not more than 2% of the outstanding shares of Company Common Stock (including outstanding shares of Company Preferred Stock on an as‑converted to Company Common Stock basis) shall be Dissenting Shares.

(e)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)    Royalty Side Letter. DBCC shall have made all of the payments required to be made by DBCC pursuant to the Royalty Side Letter.

Section 7.3    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Transactions are also subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing by the Company:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (without giving effect to any limitation as to “material” or “material adverse effect” or words of like meaning set forth therein) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which address matters only as of an earlier date, in which case, as of such earlier date), except, in the case of clause (ii), for breaches or inaccuracies that, individually or in the aggregate, would not prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by any of their respective duly authorized officers.

(b)    Covenants and Agreements. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by any of their respective duly authorized officers.

(c)    Deliverables. The Company shall have performed or complied in all respects with its obligations under Section 2.2(b) and Section 2.2(f).

Section 7.4    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 if such failure was the direct result of such party’s failure to comply with or breach of any provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Indemnification by the Company Securityholders. Upon the terms and subject to the conditions of this Article VIII, each of the Seller Indemnifying Parties, severally and not jointly based upon its Pro Rata Indemnity Portion, shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation, and their respective Affiliates, officers, directors, employees and Representatives (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against (a) any Damages incurred by any Parent Indemnified Party to the extent arising out of or resulting from (without duplication): (i) any breach or inaccuracy of any representation or warranty of the Company set forth in this Agreement; (ii) any breach of any covenant or agreement of the Company or any Seller Indemnifying Party set forth in this Agreement; (iii) subject to Section 2.16(d), any inaccuracy in the amount of Acquisition Expenses or Closing Date Indebtedness set forth in the Closing Statement; (iv) any shares of capital stock of the Company becoming Dissenting Shares (it being understood that such Damages shall be limited to the amount by which the appraisal value of the Dissenting Shares is greater than the Merger Consideration that would have been payable in respect of such Dissenting Shares); (v) any claim by a Company Securityholder that the Merger Consideration payable to such Person was calculated incorrectly under, or otherwise inconsistent with, the terms of the Company Funding Documents, the Company Organizational Documents, or any other applicable agreement; (vi) any Excluded Taxes and (vii) any Damages incurred by any Parent Indemnified Party arising out of or related to the actual or alleged breach or violation of the provisions in the Contracts listed on Part II of Section 3.5 of the Company Disclosure Letter (the “Specified Contracts”) prohibiting or restricting the sharing or disclosure of data or other information with Parent or its Affiliates; provided that certain Contracts included within the Specified Contracts may be removed from such definition with the prior written consent of Parent and the Securityholder Representative; and (b) fifty percent (50%) of any settlement payments, payments made pursuant to a binding judgment, or any payments of fines pursuant to a binding judgment by any Parent Indemnified Party (without duplication) in connection with the Class Action Litigation (collectively, “Litigation Losses”). Notwithstanding anything else herein, any Litigation Losses which are indemnifiable pursuant to Section 8.1(b) will not also be indemnifiable Damages pursuant to Section 8.1(a).

Section 8.2    Indemnification by Parent. Upon the terms and subject to the conditions of this Article VIII, Parent shall indemnify, defend and hold harmless the Company Securityholders and their respective Affiliates, officers, directors, employees and Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any Damages incurred by any Seller Indemnified Party to the extent arising out of or resulting from (without duplication): (a) any breach or inaccuracy of any representation or warranty of Parent or Merger Sub set forth in this Agreement; and (b) any breach of any covenant or agreement of Parent or Merger Sub set forth in this Agreement.

Section 8.3    Defense of Third Party Claims. The obligation of the Indemnifying Parties to indemnify any Indemnified Party under this Article VIII with respect to Damages arising out of or resulting from third party claims, including, for the avoidance of doubt, the Class Action Litigation and any case comprising the Class Action Litigation (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a)    The Indemnified Party shall give the Indemnifying Party (or the Securityholder Representative, in the case of the Seller Indemnifying Party) prompt written notice of any such Third Party Claim (a “Third Party Claim Notice”); provided, however, that the failure to provide such prompt written notice shall not release an Indemnifying Party from its indemnification obligations except to the extent, and only to the extent, such Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party may undertake and assume the defense of such Third Party Claim within 30 days of receiving such Third Party Claim Notice with representatives chosen by it. During such 30‑day period, the Indemnified Party may make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such Third Party Claim (and the reasonable and documented fees and expenses of counsel to the Indemnified Party in connection therewith shall be considered “Damages” for purposes of this Agreement). If the Indemnifying Party undertakes the defense of a Third Party Claim, then (i) the Indemnified Party may retain separate co‑counsel at its sole cost and expense but shall not be entitled to any reimbursement with respect thereto (provided, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for (as “Damages” hereunder) the reasonable and documented fees and expenses of one separate counsel to the Indemnified Party), (ii) the Indemnifying Party shall keep the Indemnified Party advised of the status of the Third Party Claim and the defense thereof, and (iii) the Indemnifying Party shall reasonably consider recommendations made by the Indemnified Party with respect thereto.

(b)    Notwithstanding anything to the contrary in this Section 8.3, but in each case subject to the restrictions set forth in Section 8.3(d)(ii) and Section 2.14(c), the Seller Indemnifying Parties shall not be entitled to assume or conduct, and the Parent Indemnified Party shall be entitled to have sole control over, the defense or settlement of (i) the Class Action Litigation from and after the Closing Date and (ii) any Third Party Claim if (A) such Third Party Claim relates to or arises in connection with any criminal or quasi criminal Action involving the Parent Indemnified Party; (B) such Third Party Claim seeks an injunction or equitable relief against the Parent Indemnified Party; or (C) the Parent Indemnified Party reasonably believes that the Damages relating to such Third Party Claim could exceed the maximum amount that such Parent Indemnified Party could then be entitled to recover under the applicable provisions of this Article VIII.

(c)    If the Indemnifying Party does not assume control of the defense within 30 days after written notice of any such Third Party Claim, is not entitled to assign control of the defense in accordance with Section 8.3(b), or thereafter fails or ceases to defend such Third Party Claim, then, subject to the restrictions set forth in Section 8.3(d)(ii) (i) the Indemnified Party shall have the right to undertake and control the defense of such Third Party Claim upon further advance written notice of five (5) Business Days, (ii) the reasonable and documented fees and expenses of counsel to the Indemnified Party in connection therewith shall be considered “Damages” for purposes of this Agreement, and (iii) the Indemnifying Party shall thereafter have no right to undertake the defense, compromise or settlement of such Third Party Claim.

(d)    Notwithstanding anything in this Section 8.3 to the contrary, (i) the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment unless such settlement or judgment (A) includes the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim and (B) does not involve a finding of admission or wrongdoing on the part of the Indemnified Party or impose an injunction or other equitable relief upon the Indemnified Party, (ii) subject in all cases to Section 2.14(c)(iv),the Indemnified Party shall not, without the written consent of the Indemnifying Party, or if the Indemnifying Party is a Seller Indemnifying Party, the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment unless such settlement or judgment includes (x) the giving by the claimant or the plaintiff to the Indemnifying Party of an unconditional release from all liability in respect of such Third Party Claim and (y) the giving by the Indemnified Party to the Indemnifying Party of an unconditional release from all liability under this Agreement in respect of such Third Party Claim, including, for the avoidance of doubt, with respect to the portion of the Escrow Funds constituting the Litigation Escrow Indemnification Amount.

(e)    The parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during normal business hours and upon reasonable advance notice to all information relevant thereto. Without limiting the generality of the foregoing, the party controlling the defense of any Third Party Claim shall (to the extent not inconsistent with the protection of attorney‑client or other applicable privilege) deliver, or cause to be delivered, to the other party, upon request, copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate (as an observer) in any hearing or other court proceeding, meeting or negotiation relating to the Third Party Claim.

Section 8.4    Procedures for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this Article VIII that does not involve a Third Party Claim shall deliver a written notice (a “Claim Notice”) to the Indemnifying Party, which shall (a) state in reasonable detail the circumstances giving rise to the Damages, (b) specify the representation, warranty, covenant or agreement of this Agreement alleged to be inaccurate or have been breached or not performed, (c) to the extent then ascertainable, specify the estimated amount of the Damages (the “Claim Amount”), and (d) make a request for any payment then believed due. The Indemnifying Party may, within 30 days after receipt by the Indemnifying Party of a Claim Notice, deliver to the Indemnified Party a written response disputing such claim. If no such written response is received by the Indemnified Party within such 30-day period, then such claim for indemnification shall be conclusive against the Indemnifying Parties. If the Indemnifying Party in such written response contests the payment of the Claim Amount, then the Indemnifying Party and the Indemnified Party shall use good faith efforts to arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30‑day period, then the parties may thereupon proceed to pursue any and all available remedies at law or equity permitted under this Agreement.

Section 8.5    Survival; Limitations on Liability.

(a)    Survival. The representations and warranties of Parent and the Company (including the Company Fundamental Representations) set forth in this Agreement shall survive the Closing and continue until the date that is twelve (12) months following the Closing Date, at which time they shall expire. All of the covenants set forth in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

(b)    Cap; Threshold.

(i)    Except in the case of fraud or willful breach, the maximum aggregate amount of indemnifiable Damages payable by the Seller Indemnifying Parties under (A) Section 8.1(a)(i) in respect of all claims made thereunder shall not exceed the sum of the General Escrow Indemnification Amount (the “General Indemnification Cap”) and in no event shall any Seller Indemnifying Party be obligated to indemnify the Parent Indemnified Parties for Damages in respect of such claims in excess of its Pro Rata Indemnity Portion of the General Indemnification Cap, and (B) Section 8.1(b) in respect of all claims made thereunder shall not exceed the Litigation Escrow Indemnification Amount (the “Litigation Indemnification Cap” and, together with the General Indemnification Cap, the “Cap”), and in no event shall any Seller Indemnifying Party be obligated to indemnify the Parent Indemnified Parties for Litigation Losses in respect of such claims in excess of its Pro Rata Indemnity Portion of the Litigation Indemnification Cap. Except in the case of fraud or willful breach, Parent hereby agrees (on behalf of itself and the other Parent Indemnified Parties) that, from and after the Effective Time, indemnification claims made by any Parent Indemnified Party that are subject to the Cap shall be satisfied solely from the Escrow Amount, unless otherwise explicitly stated in any of the Transaction Documents. In the event that the amount held in the Escrow Account is reduced to zero as a result of payments made in respect of indemnification claims pursuant to this Article VIII, whether at or prior to the 12‑month anniversary of the Closing Date, except in the case of fraud or willful breach, the Seller Indemnifying Parties shall have no further obligation to indemnify the Parent Indemnified Parties in respect of any indemnification claim subject to the Cap except as provided in the previous sentence.

(ii)    The indemnity obligations of the Seller Indemnifying Parties that are not subject to the Cap shall be satisfied (x) first, by recourse against the Escrow Account in accordance with the terms and conditions of the Escrow Agreement for so long as any amounts remain in the Escrow Account, and (y) thereafter, by the Seller Indemnifying Parties based on their respective Pro Rata Indemnity Portions. For purposes of this Article VIII, “Pro Rata Indemnity Portion” and “Cap” shall be calculated as of the date that any indemnification or other payment is to be made.

(iii)    No Parent Indemnified Party shall be entitled to indemnification for Damages claimed under Section 8.1(a)(i) unless and until (A) the aggregate amount of all Damages incurred by such Parent Indemnified Party in respect of such claims, taken together, exceeds $1,000,000, at which time the full amount of all such Damages incurred shall be indemnifiable claims hereunder (subject to all the other terms and conditions set forth herein) and (B) with respect to any individual indemnification claim, the aggregate amount of Damages arising from such individual indemnification claim or series of related claims exceeds $25,000; provided, that the limitations set forth in this Section 8.5(b)(iii) shall not apply in respect of any claims under any of the Company Fundamental Representations and with respect to Taxes.

(c)    Other Limitations. Notwithstanding anything to the contrary in this Agreement, (i) no Indemnified Party shall make an indemnification claim hereunder for Damages for which written notice of the underlying claim was not duly delivered to the Indemnifying Party within the applicable time limitation set forth in Section 8.5(a), , (ii) Damages arising from any breach of a representation or warranty shall be calculated without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or words of like meaning set forth therein, except with respect to the representations and warranties of the Company set forth in Section 3.7(b) and clause (a) of Section 3.8), (iii) no Seller Indemnifying Party will be liable for any Damages pursuant to Section 8.1(a)(ii) in respect of a breach of a covenant or agreement unless the Company (with respect to the Pre-Closing period), such Seller Indemnifying Party or any of their Affiliates or Representatives has committed such breach, (iv) no Seller Indemnifying Party will be liable for any Damages pursuant to this Agreement arising from, in respect of or relating to (A) any state or local sales or use Taxes of the Company or its Subsidiaries or (B) the breach or inaccuracy of any representation, warranty, covenant, or agreement set forth in this Agreement with respect to state or local sales or use Taxes of the Company or its Subsidiaries, and (v) no Seller Indemnifying Party will be liable for any fraud or willful breach under this Agreement unless the Company (with respect to the Pre-Closing Period), such Seller Indemnifying Party or any of their Affiliates or Representatives has committed such fraud or willful breach. Notwithstanding anything herein to the contrary, except (A) for the right to specifically enforce the provisions of this Agreement as provided in Section 11.7, (B) for payment of Taxes as provided in Section 2.13 and Section 9.1(a), and (C) with respect to fraud or willful breach, the rights of the Indemnified Parties under this Article VIII shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under this Agreement after the execution of this Agreement, and none of Parent, Merger Sub, the Company, the Securityholder Representative or any Company Securityholder shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article VIII. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement of the parties in this Agreement shall give rise to any right on the part of any Indemnified Party, after the Closing, to rescind this Agreement or any of the Transactions. In quantifying the amount of any Damages of the Indemnified Party under this Article VIII, there will be subtracted the amount of any (1) insurance proceeds (net of Taxes actually incurred and net of any increased premiums, deductibles or other costs actually incurred relating to the receipt of such proceeds and attributable to any such Damages), other than proceeds received through self‑insurance or insurance provided by Affiliates of such Indemnified Party, actually received by the Indemnified

Party with respect to such Damages; provided, however, with respect to any Litigation Losses owed by the Indemnifying Party pursuant to Section 8.1(b), any such insurance proceeds will accrue fully to the benefit of the Indemnifying Party such that such insurance proceeds will reduce in full on a dollar-for-dollar basis any amounts owed by the Indemnifying Party pursuant to Section 8.1(b), and the Indemnifying Party shall be entitled to enforce any rights (including by instituting an Action) of the Indemnified Party to recover any such insurance proceeds with respect to (a) matters relating to or arising out of the Class Action Litigation and (b) other matters for which the Indemnifying Party is required to indemnify the Indemnified Party hereunder, in each case, from insurance carriers and policies of the Company in existence prior to the Closing, provided that in the event Parent submits a claim for insurance from any such insurance carrier which is denied, (X) Parent shall be entitled to recover any amounts it is entitled to be indemnified for pursuant to this Article VIII from the applicable Escrow Amount and (Y) the Indemnifying Party may enforce any rights it may have under such insurance policies, (2) any Tax benefit actually realized by the Indemnified Party that arises from the incurrence or payment of any such Damages (taking into account any Tax cost actually incurred by the Indemnified Party that arises from the receipt or accrual of any indemnity payment), and (3) third‑party payments actually received by the Indemnified Party with respect to such Damages (net of Taxes actually incurred). Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate Damages, to the extent it is reasonably feasible to do so, upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. In computing the amount of Tax benefit or Tax cost referred to in clause (2) above, (x) the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit, and shall take into account any available Tax attributes (e.g., net operating loss or credit carryforwards), before recognizing any item arising out of the incurrence or payment of any Damages or the accrual or receipt of any indemnity payment hereunder, and (y) the Indemnified Party shall be deemed to have actually realized a Tax benefit or Tax cost to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is reduced below or increased above, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the incurrence or payment of such Damages or the accrual or receipt of the indemnity payment, as the case may be. In the event that the Indemnifying Parties reimburse the Indemnified Party for any Damages prior to the occurrence of any events contemplated by clauses (1), (2) or (3) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Damages. Upon the payment in full of any claim hereunder, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s sole expense, in the assertion by the Indemnifying Party of any such claim against such other Persons.

(d)    No Liability Prior to Acquisition.

(i)    Notwithstanding anything herein to the contrary, no Seller Indemnifying Party shall have any liability whatsoever under this Agreement to any Parent Indemnified Party in respect of (A) the period prior to the closing of those transactions contemplated under the Asset Purchase Agreement, and (B) any act, omission, circumstance or occurrence during such period.

(ii)    The parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, including Section 2.3, or the DGCL, including DGCL Section 259, the indemnification rights of the Purchaser Indemnified Parties (as defined in the Asset Purchase Agreement) provided under the Asset Purchase Agreement, shall remain in all respects the rights of the Purchaser Indemnified Parties as such are defined immediately prior to the Effective Time, without giving effect to the Transactions. Such Purchaser Indemnified Parties, including without limitation GHP and GHI, are intended third-party beneficiaries of this Section 8.5(d)(ii).

Section 8.6    Securityholder Representative and the Company Common Securityholder Representative.

(a)    For purposes of the Transaction Documents (other than the Earn‑Out Agreement), the Transactions and in any Action involving the Transaction Documents (other than the Earn-Out Agreement), each Company Securityholder shall, without any further action on the part of any such Company Securityholder, be deemed to have consented to the appointment of the Securityholder Representative as the representative of such Company Securityholder, as the attorney‑in‑fact for and on behalf of each such Company Securityholder, and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by the Transaction Documents (other than the Earn-Out Agreement) in each case, as applicable. In connection therewith, the Securityholder Representative shall have the power and authority, on behalf of the Company Securityholders, as applicable, to:

(i)    to execute and deliver the Transaction Documents (other than the Earn-Out Agreement) (with such modifications or changes therein as to which the Securityholder Representative, in its sole discretion, shall have consented, except for any such modification or change that, by Law, requires further approval by the Company Stockholders) and to agree to such amendments or modifications thereto as the Securityholder Representative, in its sole discretion, determine to be desirable;

(ii)    to execute and deliver such waivers and consents in connection with, and amendments to, this Agreement as the Securityholder Representative, in its sole discretion, determines to be desirable;

(iii)    to receive funds and make payment of funds pursuant to the terms and conditions of the Transaction Documents (other than the Earn-Out Agreement), including the authorization of delivery to a Parent Indemnified Party of all or any portion of the Escrowed Proceeds in satisfaction of an indemnification claim made by such Parent Indemnified Party pursuant to this Article VIII or pursuant to Section 2.16, and give receipts for funds;

(iv)    as the Securityholder Representative, to enforce and protect the rights and interests of the Company Securityholders and to enforce and protect the rights and interests of the Securityholder Representative arising out of or under or in any manner relating to this Agreement and the other Transaction Documents (other than the Earn-Out Agreement), and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under this Article VIII hereof), and to take any and all actions which the Securityholder Representative believes are necessary or appropriate under this Agreement and/or the Escrow Agreement for and on behalf of the Company Securityholders, including asserting or pursuing any claim, action, proceeding or investigation against Parent or its Affiliates;

(v)    to refrain from enforcing any right of any Company Securityholders and/or the Securityholder Representative arising out of or under or in any manner relating to this Agreement and/or the Escrow Agreement; provided, however, that no such failure to act on the part of the Securityholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Securityholder Representative or by such Company Securityholder; and

(vi)    to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Securityholder Representative, in its sole discretion, deems desirable in connection with, or to carry out the transactions contemplated by, this Agreement.

(b)    Great Hill Equity Partners IV, L.P., a Delaware limited partnership, hereby accepts its appointment as the Securityholder Representative. The Securityholder Representative is authorized by each Company Securityholder to act on such holder’s behalf as required under the Transaction Documents (other than the Earn-Out Agreement). In the event that the Securityholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Securityholders that received the majority of the Merger Consideration may appoint a new representative to fill the vacancy of the Securityholder Representative by sending written notice and a copy of the duly executed written consent of such Company Securityholders appointing such new Securityholder Representative to Parent and the Escrow Agent and such substituted representative shall be deemed to be the Securityholder Representative for all purposes of the Transaction Documents (other than the Earn-Out Agreement). Such removal and appointment shall be effective upon the later of the date indicated in the written consent or the date such written consent is received by Parent and the Escrow Agent.

(c)    Each Company Securityholder hereby agrees to receive correspondence from the Securityholder Representative, including in electronic form.

(d)    The Securityholder Representative shall be entitled to the payment of all its expenses incurred as the Company Securityholders’ representative hereunder. In connection with this Agreement and the other Transaction Documents, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Securityholder Representative hereunder (i) the Securityholder Representative shall not incur any responsibility whatsoever to any Company Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct or fraud, and (ii) the Securityholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Securityholder Representative pursuant to such advice shall in no event subject the Securityholder Representative to liability to any Company Securityholder. Each Company Securityholder shall indemnify the Securityholder Representative against its ratable share of all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Securityholder Representative hereunder, or under the Escrow Agreement or otherwise in its capacity as the Company Securityholders’ representative hereunder. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Securityholder Representative hereunder for its willful misconduct or fraud. In the event of any indemnification hereunder, upon written notice from the Securityholder Representative to the Company Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Securityholder shall promptly deliver to the Securityholder Representative full payment of his, her or its ratable share of the amount of such deficiency. If not paid directly to the Securityholder Representative by the Company Securityholders, any such outstanding indemnification amount may be recovered by the Securityholder Representative from the amounts in the Escrow Account otherwise distributable to the Company Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Securityholder Representative to the Escrow Agent (it being understood that no such distribution shall be comprised of amounts otherwise distributable to Parent); provided that while this section allows the Securityholder Representative to be paid from the Escrow Account, this does not relieve the Company Securityholders from their obligation to promptly pay such indemnification amounts as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise.

(e)    All of the indemnities, immunities and powers granted to the Securityholder Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(f)    Parent shall have the right to rely upon all actions taken or omitted to be taken by the Securityholder Representative pursuant to this Agreement and the other Transaction Documents (other than the Earn-Out Agreement), all of which actions or omissions shall be legally binding upon the Company Securityholders.

(g)    The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Securityholder and (ii) shall survive the consummation of the Transactions.

(h)    The Merger Consideration payable to the Company Securityholders hereunder will be paid to the Company Securityholders in accordance with the terms of this Agreement and in a manner consistent with the Company Organizational Documents, as in effect as of the date hereof.

(i)    For purposes of the Earn-Out Agreement and in any Action involving the Earn-Out Agreement, each Company Common Securityholder shall, without any further action on the part of any such Company Common Securityholder, be deemed to have consented to the appointment of the Company Common Securityholder Representative as the representative of such Company Common Securityholder, as the attorney‑in‑fact for and on behalf of each such Company Common Securityholder, and the taking by the Company Common Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by the Earn-Out Agreement. In connection therewith, the Company Common Securityholder Representative shall have the power and authority, on behalf of the Company Common Securityholders, as applicable, to:

(i)    to execute and deliver the Earn-Out Agreement (with such modifications or changes therein as to which the Company Common Securityholder Representative, in its sole discretion, shall have consented, except for any such modification or change that, by Law, requires further approval by the Company Stockholders) and to agree to such amendments or modifications thereto as the Company Common Securityholder Representative, in its sole discretion, determine to be desirable;

(ii)    to execute and deliver such waivers and consents in connection with, and amendments to, the Earn-Out Agreement as the Company Common Securityholder Representative, in its sole discretion, determines to be desirable;

(iii)    to receive funds and make payment of funds pursuant to the terms and conditions of the Earn-Out Agreement and give receipts for funds;

(iv)    as the Company Common Securityholder Representative, to enforce and protect the rights and interests of the Company Common Securityholders and to enforce and protect the rights and interests of the Company Common Securityholder Representative arising out of or under or in any manner relating to the Earn-Out Agreement, and each other agreement, document, instrument or certificate referred to therein or the transactions provided for therein, and to take any and all actions which the Company Common Securityholder Representative believes are necessary or appropriate under the Earn-Out Agreement for and on behalf of the Company Common Securityholders, including asserting or pursuing any claim, action, proceeding or investigation against Parent or its Affiliates;

(v)    to refrain from enforcing any right of any Company Common Securityholders and/or the Company Common Securityholder Representative arising out of or under or in any manner relating to the Earn-Out Agreement; provided, however, that no such failure to act on the part of the Company Common Securityholder Representative, except as otherwise provided in the Earn-Out Agreement, shall be deemed a waiver of any such right or interest by the Company Common Securityholder Representative or by such Company Common Securityholder; and

(vi)    to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Company Common Securityholder Representative, in its sole discretion, deems desirable in connection with, or to carry out the transactions contemplated by, the Earn-Out Agreement.

(j)    Jeffrey M. Stibel, hereby accepts its appointment as the Company Common Securityholder Representative. The Company Common Securityholder Representative is authorized by each Company Common Securityholder to act on such holder’s behalf as required under the Earn-Out Agreement. In the event that the Company Common Securityholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Common Securityholders that received the majority of the Merger Consideration received by the Company Common Securityholders may appoint a new representative to fill the vacancy of the Company Common Securityholder Representative by sending written notice and a copy of the duly executed written consent of such Company Common Securityholders appointing such new Company Common Securityholder Representative to Parent and such substituted representative shall be deemed to be the Company Common Securityholder Representative for all purposes of the Earn-Out Agreement. Such removal and appointment shall be effective upon the later of the date indicated in the written consent or the date such written consent is received by Parent.

(k)    Each Company Common Securityholder hereby agrees to receive correspondence from the Company Common Securityholder Representative, including in electronic form.

(l)    The Company Common Securityholder Representative shall be entitled to the payment of all its expenses incurred as the Company Common Securityholders’ representative hereunder. In connection with the Earn-Out Agreement, and any instrument, agreement or document relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Company Common Securityholder Representative hereunder (i) the Company Common Securityholder Representative shall not incur any responsibility whatsoever to any Company Common Securityholder by reason of any error in judgment or other act or omission performed or omitted in connection with the Earn-Out Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct or fraud, and (ii) the Company Common Securityholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Company Common Securityholder Representative pursuant to such advice shall in no event subject the Company Common Securityholder Representative to liability to any Company Common Securityholder. Each Company Common Securityholder shall indemnify the Company Common Securityholder Representative against its ratable share of all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Company Common Securityholder Representative under the Earn-Out Agreement or otherwise in its capacity as the Company Common Securityholders’ representative hereunder. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Company Common Securityholder Representative under the Earn‑Out Agreement for its willful misconduct or fraud. In the event of any indemnification hereunder, upon written notice from the Company Common Securityholder Representative to the Company Common Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Common Securityholder shall promptly deliver to the Company Common Securityholder Representative full payment of his, her or its ratable share of the amount of such deficiency. If not paid directly to the Company Common Securityholder Representative by the Company Common Securityholders, any such outstanding indemnification amount may be recovered by the Company Common Securityholder Representative from the amounts distributable to the Company Common Securityholders pursuant to the Earn-Out Agreement; provided that while this section allows the Company Common Securityholder Representative to be paid from the Earn-Out Agreement, this does not relieve the Company Common Securityholders from their obligation to promptly pay such indemnification amounts as they are suffered or incurred, nor does it prevent the Company Common Securityholder Representative from seeking any remedies available to it at law or otherwise.

(m)    All of the indemnities, immunities and powers granted to the Company Common Securityholder Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(n)    Parent shall have the right to rely upon all actions taken or omitted to be taken by the Company Common Securityholder Representative pursuant to the Earn-Out Agreement, all of which actions or omissions shall be legally binding upon the Company Common Securityholders.

(o)    The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Common Securityholder and (ii) shall survive the consummation of the Transactions.

Section 8.7    Tax Treatment of Indemnification Provisions. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

Section 8.8    Conflicts. To the extent there is a conflict between the provisions of this Article VIII and the provisions set forth in Article IX, the provisions set forth in Article IX shall govern.

ARTICLE IX

TAX MATTERS

Section 9.1    Tax Returns.

(a)    Except as provided in Section 9.7, after the Closing, with respect to Tax Returns that are required to be filed by or with respect to the Company or its Subsidiaries for the Pre‑Closing Taxable Period or Straddle Period, Parent shall file or cause to be filed such Tax Returns when due (taking into account any applicable extensions). Such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Parent shall deliver any such Tax Return to the Securityholder Representative for its review at least thirty (30) days (or ten (10) days in the case of Tax returns for non-income Taxes) prior to the date on which such Tax Return is required to be filed. If the Securityholder Representative disputes any item on such Tax Return relating to Taxes for which Parent is entitled to be indemnified pursuant to Article VIII, then it shall notify Parent of such disputed item (or items) and the basis for its objection. Parent and the Securityholder Representative shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If Parent and the Securityholder Representative cannot resolve any disputed item, then the item in question shall be resolved by the Accounting Firm. The costs and expenses of the Accounting Firm shall be borne equally by the Company Securityholders, on the one hand, and Parent, on the other hand. If such dispute process is not completed by the due date for the applicable Tax Return (including extensions obtained in the ordinary course), such Tax Return shall be filed by Parent with only such revisions as have been agreed to by Parent; provided that following the resolution of any dispute the Parent shall make any necessary amendments to such Tax Return. Parent shall timely pay the amount of Taxes shown as due on such Tax Returns; provided that, notwithstanding anything in this Agreement to the contrary, no later than three (3) days before the due date (including extensions obtained) for any such Tax Return, the Securityholder Representative shall pay to Parent, using funds other than the Escrow Funds, the amount of Taxes shown as due on such Tax Return, in the case of a Tax Return for a Pre‑Closing Taxable Period, and the amount of Taxes that are allocable pursuant to Section 9.1(b) to the portion of the Straddle Period ending on the Closing Date, in the case of a Tax Return for a Straddle Period; provided, however, that, the Securityholder Representative shall not be required to pay any amount of such Taxes unless the aggregate amount of such Taxes exceeds the aggregate amount of Taxes that were reflected on the Final Statement.

(b)    For purposes of preparing any Tax Return described in Section 9.1(a), the parties hereto shall treat the taxable year of the Company and its Subsidiaries as ending on the Closing Date where required or allowable by applicable Law. For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on, and including, the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 9.2    Contest Provisions.

(a)    After the Closing, Parent shall promptly notify the Securityholder Representative in writing of any written notice of a proposed assessment or claim for Taxes in an audit or administrative or judicial proceeding of Parent and its Affiliates (including the Company and its Subsidiaries) which, if determined adversely to the taxpayer, would be grounds for indemnification under Article VIII; provided, however, that the failure to give such notice will not affect Parent’s right to indemnification under Article VIII except to the extent, if any, that, but for such failure, the Seller Indemnifying Parties could have avoided all or a portion of the Tax liability in question.

(b)    Subject to Section 9.2(c) and Section 9.7, in the case of an audit or administrative or judicial proceeding that relates to a Pre‑Closing Taxable Period, the Securityholder Representative shall have the right at its expense to participate in and control the conduct of such audit or proceeding; provided that the Securityholder Representative shall not settle such audit or proceeding without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned). Parent may also participate in any such audit or proceeding and, if the Securityholder Representative does not assume the defense of any such audit or proceeding, Parent may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding.

(c)    Subject to Section 9.7, in the case of an audit or administrative or judicial proceeding that relates to a Straddle Period or where Parent and the Seller Indemnifying Parties may both be liable, (i) both the Securityholder Representative and Parent may participate in the audit or proceeding and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the proposed adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods; provided that the controlling party shall not settle such audit or proceeding without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned).

Section 9.3    Termination of Tax Allocation Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters (“Tax Sharing Agreements”) to which the Company or its Subsidiaries is a party, other than any Tax Sharing Agreements solely among the Surviving Corporation and its Subsidiaries, shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Surviving Corporation nor its Subsidiaries shall have any liability thereunder.

Section 9.4    Assistance and Cooperation. The Securityholder Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Surviving Corporation and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any audit or administrative or judicial proceeding. The Securityholder Representative and Parent shall reasonably cooperate with each other in the conduct of any audit or administrative or judicial proceeding or other proceeding involving or otherwise relating to the Company, the Surviving Corporation or its Subsidiaries (or their income or assets) with respect to any Tax. Any information obtained under this Section 9.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of an audit or administrative or judicial proceeding or other Tax proceeding.

Section 9.5    Refunds.

(a)    The Company Securityholders will be entitled to any refunds (including interest received thereon) in respect of any Taxes for which Parent is entitled to be indemnified pursuant to Article VIII. Parent shall cause such refund to be paid to the Securityholder Representative promptly after it is received; provided that, notwithstanding anything to the contrary in this Section 9.5, if, and to the extent that, as of such time, Parent is owed indemnification payments or has pending claims for indemnification under Article VIII, in each case with respect to Taxes, Parent may set off such owed indemnification payments with such refund or Parent may retain all or part of such refund pending satisfaction (or set off) of any amounts in respect of such pending claims. Notwithstanding the foregoing sentence, any Tax refund for a period ending on or before the Closing Date arising out of the carryback of a loss or credit incurred by the Surviving Corporation or its Subsidiaries in a taxable year beginning after the Closing Date shall be the property of Parent and, if received by any Company Securityholder or the Securityholder Representative, shall be payable promptly to Parent.

(b)    Except as provided in Section 9.5(a), the Surviving Corporation will be entitled to any refunds (including any interest received thereon) in respect of any Tax liability of the Company, the Surviving Corporation or its Subsidiaries.

Section 9.6    Conveyance Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, on the one hand, and the Company Securityholders, on the other hand, shall each be responsible for, and shall pay, fifty percent (50%) of any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the Merger.

Section 9.7    Sales and Use Taxes. Notwithstanding anything in this Agreement to the contrary, (a) Parent shall file or cause to be filed all Tax Returns of the Company and its Subsidiaries that relate to state or local sales or use Taxes of the Company or its Subsidiaries, and neither the Securityholder Representative nor the Company Securityholders shall have any rights to review or dispute any items included in such Tax Returns, and (b) Parent shall control all audits or administrative or judicial proceedings of the Company and its Subsidiaries that relate to state or local sales or use Taxes of the Company or its Subsidiaries and shall have the right to settle any such audit or proceeding in its sole discretion, and neither the Securityholder Representative nor the Company Securityholders shall have any rights to participate in, control, or consent to the settlement of, any such audits or proceedings.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER
Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of Parent and the Company;

(b)    by Parent, upon a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this

Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2 not to be satisfied and (ii) if curable, has not been cured by the earlier of (x) fifteen (15) days following the earlier of receipt by the Company of written notice of such breach or failure to perform from Parent, and (y) one Business Day prior to the earlier of the Outside Date and the date on which this Agreement may be terminated by Parent pursuant to this Section 10.1; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available if Parent is then in breach of any of its representations, warranties, covenants or agreements in this Agreement such that the condition in Section 7.3(a) or (b) could not be satisfied by Parent;

(c)    by the Company, upon a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3 not to be satisfied and (ii) if curable, has not been cured within the earlier of (x) fifteen (15) days following the earlier of receipt by Parent of written notice of such breach or failure to perform from the Company, and (y) one Business Day prior to the earlier of the Outside Date and the date on which this Agreement may be terminated by the Company pursuant to this Section 10.1; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available if the Company is then in breach of any of its representations, warranties, covenants or agreements in this Agreement such that the condition in Section 7.2(a) or (b) could not be satisfied by the Company;

(d)    by either Parent or the Company, if there shall be any Order which is final and nonappealable restraining, enjoining or otherwise prohibiting the consummation of the Transactions on the terms set forth herein or that makes consummation of the Transactions on the terms set forth herein illegal; or

(e)    by either Parent or the Company, if the Closing shall not have occurred by the six (6) month anniversary of the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose breach of or failure to perform any material covenant or agreement hereunder is the principal cause of the failure of the Closing to occur on or before such Outside Date.

Section 10.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become void, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, any of their respective Affiliates or their or their Affiliates’ respective Representatives, stockholders, managers or partners and all rights and obligations of any party hereto shall cease, except that any such termination shall not relieve any party hereto from any liability for any and all of the Damages suffered by the other party hereto as a result of any willful or intentional breach of such party’s representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding the foregoing, the provisions of this Section 10.2, Section 10.3, and Article XI shall remain in full force and effect and survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

Section 10.3    Fees, Costs and Expenses. Except as provided in Section 2.13(a), Section 6.1, Section 9.1(a), Section 9.6 and as set forth in the Escrow Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Transactions hereby shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. For the avoidance of doubt, following the Closing, all legal fees of GHP, GHI, the Securityholder Representative or any other Company Securityholder shall be borne solely by such party, whether or not related to the Class Action Litigation or any other matter.

Section 10.4    Amendment. This Agreement may be amended only by the written consent of each of Parent, Merger Sub, the Company, GHP, GHI and the Securityholder Representative, by action taken or authorized by their respective boards of directors (or equivalent bodies), at any time before or after receipt of the Company Stockholder Approvals, but, after receipt of the Company Stockholder Approvals, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.

Section 10.5    Extension; Waiver. At any time prior to the Effective Time, any party hereto entitled to the benefits thereof, by action taken or authorized by its respective board of directors, may, to the extent permitted by Law (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any other Transaction Document, and (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 10.6    Litigation.

(a)    The Company, its Subsidiaries and Affiliates, and the Company Securityholders shall not use any non‑public documents or non‑public information concerning Parent or any of its Affiliates that was notified to the Company, its Subsidiaries or Affiliates, or any Company Securityholder by Parent or its Affiliates or in connection with discussions related to the Transactions or the Transaction Documents against Parent or any of its Affiliates in connection with the Class Action Litigation, the DBCC Lawsuit or the CSA Agreements.

(b)    Parent and its Affiliates shall not use any non‑public documents or non‑public information concerning the Company and its Subsidiaries that was notified to Parent and its Affiliates by Company, its Subsidiaries or Affiliates, or any Company Securityholder, or in connection with discussions related to the Transactions or the Transaction Documents against the Company and its Subsidiaries in connection with the Class Action Litigation, the DBCC Lawsuit or the CSA Agreements.

(c)    For the avoidance of doubt, all applicable Laws related to the confidentiality of settlement discussions shall apply to any discussions among the parties related to the Class Action Litigation, the DBCC Lawsuit or the CSA Agreements, including CPLR §4547 and Federal Rule of Evidence 408.

ARTICLE XI

GENERAL PROVISIONS

Section 11. 1    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) five days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address), or (iii) immediately when sent by facsimile or email (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) to the facsimile number or email address specified below (or at such other facsimile number or email address for a party as shall be specified by like changes of facsimile numbers or email addresses):

If to Parent or Merger Sub, to:

Dun & Bradstreet, Inc.
103 JFK Parkway
Short Hills, NJ 07078
Facsimile: (866) 219-4934
Email: HillC@DNB.com
Attention: Christie Hill, Chief Legal Officer

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Facsimile: (212) 848-7179
Email: ccondon@shearman.com
Attention: Creighton O'M. Condon, Esq.

If to the Company, to:

Credibility Corp.
22761 Pacific Coast Highway
Malibu, California 90265
Facsimile: (310) 919-3693
Email: jstibel@dandb.com
Attention: Jeffrey Stibel

with copies (which shall not constitute notice) to:

Credibility Corp.
22761 Pacific Coast Highway
Malibu, California 90265
Facsimile: (310) 919-3693
Email: moujan@dandb.com
Attention: Moujan Kazerani

and

Latham & Watkins LLP
John Hancock Tower, 27th Floor
200 Clarendon Street
Boston, MA 02116
Facsimile: (617) 948-6001
Email: Alexander.Temel@lw.com
Attention: Alexander B. Temel

If to the Securityholder Representative, to:

Great Hill Equity Partners IV, L.P.
c/o Great Hill Partners LLC
One Liberty Square
Boston, MA 02109
Facsimile: (617) 790-9401
Email: mkumin@greathillpartners.com;
lgerber@greathillpartners.com
Attention: Michael Kumin and Lauri Gerber

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
John Hancock Tower, 27th Floor
200 Clarendon Street
Boston, MA 02116
Facsimile: (617) 948-6001
Email: Alexander.Temel@lw.com
Attention: Alexander B. Temel

If to the Company Common Securityholder Representative, to:

Carbon Investments, LLC
27368 Escondido Beach Road
Malibu, CA 90265
Email: Jeff@bryantstibel.com
Attention: Jeffrey Stibel

Section 11.2    Headings; Table of Contents. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner that would be materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.4    Entire Agreement. This Agreement (together with the Exhibits hereto and the Company Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

Section 11.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that each of Parent and Merger Sub may assign this Agreement or any of its rights (but not its obligations) hereunder to one or more of its Affiliates without the consent of the Securityholder Representative. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 11.6    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in Section 6.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7    Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party agrees that prior to the valid termination of this Agreement pursuant to Article X, the parties shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 11.11, in addition to any other right or remedy to which they are entitled at law or in equity.

Section 11.8    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 11.9    Governing Law; Waiver of Jury Trial.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(b)    ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH CLAIM SHALL BE EFFECTIVE AGAINST ANY PARTY IF GIVEN PERSONALLY OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL THAT REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED TO SUCH PARTY AS HEREIN PROVIDED. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.

(c)    EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 11.9(A), (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 11.9 AND THIS SECTION 11.9(C).

Section 11.10    Waiver of Conflicts; Privilege.

(a)    Acknowledgment of Prior Representation. Each of the parties hereto acknowledges and agrees that each of Goodwin Procter LLP, Proskauer Rose LLP, Gibson Dunn & Crutcher, Stubbs Alderton, Markiles, LLP, Latham & Watkins LLP (collectively, “DBCC Outside Counsel”) and in-house legal counsel for DBCC (“DBCC In-house Counsel,” and collectively with DBCC Outside Counsel, “DBCC Counsel”) has acted as counsel to one or more of the Company, the Company’s Subsidiary, the Securityholder Representative and/or the Sellers in connection with various matters, including the DBCC Lawsuit, negotiation of the CSA Agreements, the Class Action Litigation, disputes and negotiations with Parent, and/or the negotiation of this Agreement and the Transactions.

(b)    Consent to Future Representation. Each of Parent and Merger Sub hereby consents and agrees to, and agrees to cause the Surviving Corporation and the Surviving Corporation’s Subsidiaries to consent and agree to, DBCC Outside Counsel, or any of DBCC Outside Counsel, representing the Securityholder Representative and/or any or all of the Sellers (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and even though DBCC Outside Counsel, or any of DBCC Outside Counsel, may have represented the Company or the Company’s Subsidiaries in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company or the Company’s Subsidiaries and/or various of the Seller Parties. Parent further consents and agrees to, and agrees to cause the Company and the Company’s Subsidiaries to consent and agree to, the communication by or any of DBCC Outside Counsel, or any of DBCC Outside Counsel, to the Seller Parties in connection with any such representation of any fact known to DBCC Outside Counsel, or any of DBCC Outside Counsel to the extent (i) arising by reason of DBCC Outside Counsel, or any of DBCC Outside Counsel’s, prior representation of the Company and the Company’s Subsidiaries and/or the Seller Parties and (ii) not otherwise subject to an attorney-client privilege between any of DBCC Counsel, on the one hand, and a third party other than the Seller Parties or the Company or the Company’s Subsidiaries, on the other hand.

(c)    Waiver of Conflicts. In connection with the foregoing, following the Closing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause, the Surviving Corporation and the Surviving Corporation’s Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) DBCC Outside Counsel, or any of DBCC Outside Counsel’s prior representation of the Company and the Company’s Subsidiaries and/or the Seller Parties and (ii) any of DBCC Outside Counsel, or any of DBCC Outside Counsel’s representation of the Securityholder Representative and the Sellers prior to and after the Closing.

(d)    Definition and Ownership of Privileged Communications. The parties hereby agree, subject to compliance with the terms, conditions and procedures set forth in Section 11.10 of the Seller Disclosure Letter and notwithstanding anything to the contrary in this Agreement, including Section 2.3, Section 5.2, Section 6.7, or the DGCL, including DGCL Section 259, that (i) all Privileged Communications exclusively related to the Transaction Matters shall be deemed to be owned and controlled collectively by the Sellers, (ii) all Privileged Communications exclusively related to the DBCC Lawsuit shall be deemed to be owned and controlled collectively by the Sellers, (iii) all Privileged Communications related, in part, to the Transaction Matters or the

DBCC Lawsuit, which communications have been redacted to remove all communications other than the Privileged Communications related to the Transaction Matters or the DBCC Lawsuit as set forth on Section 11.10 of the Company Disclosure Letter (the communications referred to in clauses (i), (ii) and (iii), the “Retained Privileged Communications”), shall be deemed to be owned and controlled, as redacted, collectively by the Sellers, (iv) all Privileged Communications related, in part, to the Transaction Matters or the DBCC Lawsuit, which communications have been redacted to remove all Privileged Communications related to the Transaction Matters or the DBCC Lawsuit as set forth on Section 11.10 of the Company Disclosure Letter, shall be deemed to be owned and controlled, as redacted, by the Surviving Corporation, and (v) all other communications, including any Privileged Communications and any non-privileged communications between or among any of DBCC Counsel, on the one hand, and the Company, the Company’s Subsidiaries, or any of their respective present or former directors, officers, employees or other representatives, on the other hand (collectively, the communications referred to in clauses (iv) and (v), the “Parent Communications”), shall be deemed to be owned and controlled by the Surviving Corporation. All Parent Communications shall be transferred to the Surviving Corporation in connection with the consummation of the Merger in the same format and location (e.g., email server) as such communications were stored by the Company in the ordinary course of business prior to Closing. In furtherance of the foregoing, prior to the Closing, the Company shall hire a reputable, nationally recognized eDiscovery firm that is reasonably acceptable to Parent (the “eDiscovery Firm”) to examine all communications involving DBCC Counsel and relating to or involving the Company, the Company’s Subsidiary, or any of their respective present or former directors, officers, securityholders, employees or other representatives (including all Privileged Communications) in accordance with the procedures and guidelines set forth on Section 11.10 of the Company Disclosure Letter. The Company shall use commercially reasonable efforts to cause the eDiscovery Firm to complete step 1 set forth on Section 11.10 of the Company Disclosure Letter as soon as practicable after the date hereof and the Company and the Securityholder Representative shall use commercially reasonable efforts to cause the eDiscovery Firm to complete steps 2-4 set forth on Section 11.10 of the Company Disclosure Letter as soon as practicable after the Closing. For the avoidance of doubt, all communications which are not ultimately reviewed by the eDiscovery Firm shall be deemed Parent Communications.

(e)    Exclusions for Third Party Claims and Legally Required Disclosure. Notwithstanding the foregoing, in the event that a dispute arises following the Closing Date between (i)(A) one or more Seller Parties (and no other parties) or (B) Parent, the Surviving Corporation, the Surviving Corporation’s Subsidiaries or any of their Affiliates, on the one hand (the parties in clauses (i)(A) and (i)(B) each being a “Disputing Party”), and (ii) a third party (other than (A) the Seller Parties or (B) Parent, the Surviving Corporation, the Surviving Corporation’s Subsidiaries or any of their Affiliates, as applicable), on the other hand, the Disputing Party may assert the attorney-client privilege to prevent disclosure to such third party of the Privileged Communications owned and controlled by the other party pursuant to Section 11.10(d); provided, however, that the Disputing Party may not waive such privilege without the prior written consent of the party(ies) that owns and controls such Privileged Communications. In the event that the Disputing Party is legally required by Order to access or obtain a copy of all or a portion of the Privileged Communications owned and controlled by the other party pursuant to Section 11.10(d), the Disputing Party shall immediately (and, in any event, within two (2) Business Days) notify such other party in writing (including by making specific reference to this Section) so such other party can seek a protective order and the Disputing Party agrees to use all commercially reasonable efforts to assist therewith.

(f)    No Duty to Disclose Privileged Communications. To the extent that files or other materials maintained by DBCC Outside Counsel, or any of DBCC Outside Counsel constitute property of their clients (as opposed to property of DBCC Outside counsel), and such files constitute Retained Privileged Communications, only the Sellers shall hold such property rights and DBCC Outside Counsel, or any of DBCC Outside Counsel, shall have no duty to reveal or disclose any such files or other materials which constitute Retained Privileged Communications by reason of any attorney-client relationship between DBCC Outside Counsel, or any of DBCC Outside Counsel, on the one hand, and Parent, the Company or the Company’s Subsidiaries, on the other hand.  To the extent that files or other materials maintained by any of DBCC Outside Counsel constitute property of their clients (as opposed to property of DBCC Outside Counsel), and such files constitute Parent Communications, only the Surviving Corporation shall hold such property rights and DBCC Outside Counsel shall have no duty to reveal or disclose any such files or other materials or any Parent Communications by reason of any attorney-client relationship between DBCC Outside Counsel, on the one hand, and the Sellers, on the other hand. Nothing herein shall require any of DBCC Outside Counsel to review, segregate or categorize any files maintained by any of DBCC Outside Counsel absent a request by Sellers for Retained Privileged Communications or by Parent for Parent Communications, in which case the DBCC Outside Counsel receiving a request for such files it maintains shall review, segregate and provide such files to the requesting party following receipt of payment from the requesting party for all fees, costs and disbursements of such review, segregation and production, including fees of any vendor or vendors retained by the DBCC Outside Counsel to assist in such review, segregation and production.

(g)    Prohibition on Access to or Use of Seller Communications; Right to Protect/Remove Seller Communications. Unless otherwise provided herein, (i) Parent agrees that it will not, and that it will cause the Surviving Corporation and the Surviving Corporation’s Subsidiaries not to, (A) access or use any Retained Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Securityholder Representative, or any Seller waive the attorney-client or other privilege, or by otherwise asserting that Parent, the Surviving Corporation or the Surviving Corporation’s Subsidiaries has the right to waive the attorney-client or other privilege or any contractual or other right or claim of access or use, or (B) seek to obtain the Retained Privileged Communications from DBCC Counsel, and (ii) the Seller Parties agree that they will not, and that they will cause their respective Subsidiaries and affiliates not to, (A) access or use any Parent Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Parent or the Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that the Seller Parties have the right to waive the attorney-client or other privilege or any contractual or other right or claim of access or use, or (B) seek to obtain the Parent Communications from DBCC Counsel.

Section 11.11    Consent to Jurisdiction. EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, AND ANY APPROPRIATE APPELLATE COURTS THEREFROM, WITH RESPECT TO ALL MATTERS RELATING

TO THIS AGREEMENT AND TO THE TRANSACTIONS, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

Section 11.12    Interpretation. The interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article”, “Section”, “clause”, “subclause”, “paragraph” and “Exhibit” are references to the Articles, Sections, clauses, subclauses, paragraphs of, and Exhibits to, this Agreement or the Company Disclosure Letter (as applicable) unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto and the Company Disclosure Letter; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day; (m) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder and as such Law or rules and regulations promulgated thereunder may be amended, supplemented or otherwise modified; and (n) any reference to any Contract shall be deemed to refer to such Contract as the same may be amended, supplemented or otherwise modified prior to the date hereof, unless the context requires otherwise.

Section 11.13    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when each of the parties hereto shall have executed this Agreement. This Agreement may be delivered by facsimile or “.pdf” transmission.

[Signature page follows]

IN WITNESS WHEREOF, the parties herein have (in the case of individuals) duly executed this Agreement or have caused (in the case of all other parties) this Agreement to be duly executed by their respective officers thereunto duly authorized, in each case, as of the date first written above.

PARENT

DUN & BRADSTREET, INC.

By:	/s/ Joshua L. Peirez
Name: Joshua L. Peirez
Title: Chief Operating Officer

MERGER SUB

BRAD ACQUISITION CORP.

By:	/s/ Joshua L. Peirez
Name: Joshua L. Peirez
Title: President

[Signature Page to Agreement and Plan of Merger]

COMPANY

CREDIBILITY CORP.

By:	/s/ Jeffrey Stibel
Name: Jeffrey Stibel
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SELLERS

GREAT HILL EQUITY PARTNERS IV, L.P.

By:	Great Hill Partners GP IV, LP, it general
partner

By:	GHP IV, LLC

By:	/s/ Michael A. Kumin
Name: Michael A. Kumin
Title: Authorized Signer

GREAT HILL INVESTORS, LLC

By:	/s/ Michael A. Kumin
Name: Michael A. Kumin
Title: Manager

SECURITYHOLDER REPRESENTATIVE

GREAT HILL EQUITY PARTNERS IV, L.P.

By:	Great Hill Partners GP IV, LP, it general
partner

By:	GHP IV, LLC

By:	/s/ Michael A. Kumin
Name: Michael A. Kumin
Title: Authorized Signer

[Signature Page to Agreement and Plan of Merger]

COMPANY COMMON SECURITYHOLDER
REPRESENTATIVE

CARBON INVESTMENTS, LLC

By:	/s/ Jeffrey Stibel
Name: Jeffrey Stibel
Title: Manager

[Signature Page to Agreement and Plan of Merger]